Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

THE INVESTORS LISTED ON EXHIBIT A HERETO

AND

NYFIX, INC.

DATED AS OF SEPTEMBER 4, 2006

TABLE OF CONTENTS

SECTION 1.	INTERPRETATION OF THIS AGREEMENT	2
1.1.	Defined Terms	2

SECTION 2.	AUTHORIZATION OF SHARES; PURCHASE AND SALE OF SHARES	7
2.1.	Authorization of Shares	7
2.2.	Issuance of Shares	7
2.3.	Closing and Closing Date	8
2.4.	Delivery	8

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
3.1.	Corporate Organization	8
3.2.	Subsidiaries	8
3.3.	Capitalization	9
3.4.	Corporate Proceedings, etc.	10
3.5.	Consents and Approvals	11
3.6.	Absence of Defaults, Conflicts, etc.	11
3.7.	Financial Statements	12
3.8.	Absence of Certain Developments	12
3.9.	Compliance with Law	12
3.10.	Litigation	13
3.11.	Absence of Undisclosed Liabilities	13
3.12.	Employees	13
3.13.	Tax Matters	14
3.14.	Intellectual Property	14
3.15.	Material Contracts	17
3.16.	Title to Tangible Assets	17
3.17.	Condition of Properties	18
3.18.	Transactions with Related Parties	18
3.19.	Registration Rights	18
3.20.	Brokerage	18
3.21.	Illegal or Unauthorized Payments; Political Contributions	18
3.22.	Takeover Statute	18
3.23.	No Manipulation of Common Stock	19
3.24.	Accountants	19
3.25.	Internal Accounting Controls	19
3.26.	Environmental Matters	19
3.27.	Insurance	20
3.28.	Transfer Taxes	20
3.29.	Investment Company	20
3.30.	No Integration; General Solicitation	20
3.31.	Officers, Directors and 5% Stockholders	20
3.32.	Vote Required.	21

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	21

SECTION 5.	PRE-CLOSING COVENANTS	22
5.1.	Resale of Shares	22
5.2.	Covenants Pending Closing	22
5.3.	Further Assurances	23
5.4.	Access to Information	24
5.5.	Exclusivity	24
5.6.	Public Disclosure	24
5.7.	HSR Act Filing	25
5.8.	Consents and Approvals	25
5.9.	Use of Proceeds	25
5.10.	Takeover Statute	25
5.11.	Form D and Blue Sky	25

SECTION 6.	INVESTORS’ CLOSING CONDITIONS	26
6.1.	Representations and Warranties	26
6.2.	Compliance with Agreement	26
6.3.	Injunction	26
6.4.	Regulatory Approvals; Third Party Consents	26
6.5.	Counsel’s Opinion	26
6.6.	Adverse Development	27
6.7.	Convertible Preferred Directors	27
6.8.	Chief Executive Officer	27
6.9.	Registration Rights Agreement	27
6.10.	Issuance of Warrant	27
6.11.	Filing of Certificate of Designations	27
6.12.	Officer’s Certificate	27
6.13.	Secretary’s Certificate	27

SECTION 7.	COMPANY CLOSING CONDITIONS	28
7.1.	Representations and Warranties	28
7.2.	Compliance with Agreement	28
7.3.	Regulatory Approvals	28
7.4.	Investors’ Certificates	28
7.5.	Injunction	28

SECTION 8.	POST-CLOSING COVENANTS	29
8.1.	Inspection	29
8.2.	Confidentiality	29
8.3.	Lost, etc. Certificates Evidencing Shares; Exchange	29
8.4.	Insurance	30
8.5.	Board Seats	30
8.6.	Subscription Rights	31
8.7.	Standstill	32
8.8.	No Manipulation or Hedging	33

8.9.	Listing	34
8.10.	Authorization of Additional Stock	34
8.11.	Stock Option Pool	35

SECTION 9.	MISCELLANEOUS	35
9.1.	Notices	35
9.2.	Expenses and Taxes	36
9.3.	Reproduction of Documents	36
9.4.	Termination and Survival	36
9.5.	Successors and Assigns	37
9.6.	Severability	37
9.7.	Governing Law	37
9.8.	Waiver of Jury Trial	37
9.9.	Consent to Jurisdiction	37
9.10.	Paragraph and Section Headings	38
9.11.	Limitation on Enforcement of Remedies	38
9.12.	Counterparts	38
9.13.	Entire Agreement; Amendment and Waiver	38

Exhibit A	Schedule of Investors
Exhibit B	Certificate of Designations
Exhibit C	Form of Warrant
Exhibit D	Restated Certificate of Incorporation
Exhibit E	Amended Bylaws
Exhibit F-1	Form of General Counsel Legal Opinion
Exhibit F-2	Form of Covington & Burling LLP Legal Opinion
Exhibit G	Registration Rights Agreement
Exhibit H	Indemnification Agreement

NYFIX, INC.

SECURITIES PURCHASE AGREEMENT

Dated as of September 4, 2006

TO THE INVESTORS LISTED
   ON EXHIBIT A HERETO

Ladies and Gentlemen:

NYFIX, Inc., a Delaware corporation (the “Company”), hereby agrees with each of the Investors (each an “Investor” and collectively the “Investors”) listed on Exhibit A hereto as follows:

SECTION 1.        INTERPRETATION OF THIS AGREEMENT

1.1.      Defined Terms

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

Affiliate: shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

Agreement: shall mean this Securities Purchase Agreement, as the same may be amended or modified from time to time in accordance with its terms.

Antitrust Division: shall have the meaning set forth in Section 5.7.

Board: shall have the meaning set forth in Section 3.3(c).

Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

Certificate of Designations: shall mean the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Convertible Preferred Stock of the Company, a copy of which is attached hereto as Exhibit B.

Change of Control: shall have the meaning set forth in the Certificate of Designations.

Closing: shall have the meaning set forth in Section 2.3.

Closing Date: shall have the meaning set forth in Section 2.3.

Code: shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Common Stock: shall mean the common stock, par value $0.001 per share, of the Company.

Company: shall have the meaning set forth in the Introduction hereto.

Company Stockholder Meeting: shall have the meaning set forth in Section 8.10(b).

Competition Laws: shall mean the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including any foreign antitrust laws.

Contract: shall mean any material agreement, contract, indenture, indebtedness, mortgage, commitment, understanding, arrangement, restriction or other instrument to which the Company or one of its Subsidiaries is a party or by which its properties or assets are subject, and which is or would be required to be filed as an exhibit to any filing by the Company with the SEC pursuant to the Exchange Act (assuming for this purpose that the Company had complied with all of its filing obligations under the Exchange Act).

Conversion: shall mean the conversion of the Convertible Preferred Stock or the Exchange Preferred Stock for shares of Common Stock in accordance with the terms of the Certificate of Designations.

Conversion Shares: shall mean those shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock or the Exchange Preferred Stock.

Convertible Preferred Director: shall have the meaning set forth in the Certificate of Designations.

Convertible Preferred Stock: shall have the meaning set forth in Section 2.1.

DGCL: shall mean the Delaware General Corporation Law.

Disclosure Schedule: shall mean the Disclosure Schedule of the Company delivered concurrently herewith and incorporated herein by reference.

Environmental Laws: shall mean federal, state, local and foreign laws, regulations and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, hazardous or toxic substances, wastes or contaminants, protection of the environment or public health and safety.

Exchange Act: shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Preferred Shares: shall mean the shares of Exchange Preferred Stock to be issued upon exchange of the Convertible Preferred Stock or Common Stock Owned by the Investors in excess of 45% of the Common Stock (on an as converted basis) on the terms and conditions set forth in Section 8.7(b) of this Agreement.

Exchange Preferred Stock: shall have the meaning set forth in Section 2.1.

FTC: shall have the meaning set forth in Section 5.7.

GAAP: shall have the meaning set forth in Section 3.7.

Governmental Authority: shall mean the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

HSR Act: shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnification Agreement: shall have the meaning set forth in Section 8.5(b).

Independent Director: shall mean a member of the Board (i) who is not an officer or employee of the Company, the Investors or any of their respective Affiliates, or of an entity that derived more than 5% of its revenues or earnings in its most recent fiscal year from transactions involving the Company, the Investors or any of their respective Affiliates and (ii) who has no relationship or affiliation or compensation, consulting or contracting arrangement with the Company, the Investors or any of their respective Affiliates or any other entity such that a reasonable person could regard such director as likely to be unduly influenced by the Company, the Investors or their respective Affiliates.

Intellectual Property: means all of the following owned or used by the Company and its Subsidiaries: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, models, algorithms, systems, processes, technology, software (including Proprietary Software) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company’s and its Subsidiaries’ Web sites; (g) rights under all agreements relating to the foregoing; and (h) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

Investor(s): shall have the meaning set forth in the Introduction hereto.

Licensed Software: shall have the meaning set forth in Section 3.14(g).

Listed Intellectual Property: shall have the meaning set forth in Section 3.14(b).

Material Adverse Effect: shall mean an event, change or occurrence that individually, or together with any other event, change or occurrence, has had or reasonably could be expected to have a material adverse effect on (a) the business, properties, operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken together as a whole, or (b) the ability of the Company to perform its obligations pursuant to the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, event or effect arising from or relating to general business or economic conditions; (ii) any adverse change, event or effect relating to or affecting the financial services industry generally; and (iii) any legal action, suit or proceeding, brought or threatened by any shareholder or employee of the Company against the Company, its officers or directors, arising out of or relating to this Agreement or the transactions contemplated hereby (other than, in the case of clauses (i) and (ii) above, any such change, event or effect that affects the Company or its Subsidiaries in a materially disproportionate manner when compared to the impacts of such changes, events or effects on other Persons engaged in the same industry as the Company and its Subsidiaries).

Material Contract: shall have the meaning set forth in Section 3.15.

Meeting Deadline: shall have the meaning set forth in Section 8.10(b).

NASD: shall mean the National Association of Securities Dealers, Inc.

Organizational Documents: shall mean the Restated Certificate of Incorporation and the Amended Bylaws of the Company.

Owns, Own, Owned: shall mean the aggregate beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of an Investor and any of its Affiliates.

Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Preference Share Purchase Rights: shall mean the preference share purchase rights that the Board declared as a dividend to the holders of outstanding Common Stock on September 19, 1997 at a rate of one preference share purchase right per share of Common Stock, each right representing the right to purchase one one-hundredth of a share of Series A Preferred Stock, par value $1.00 per share, of the Company upon the terms and conditions set forth in the Rights Plan.

Preferred Stock: shall mean the preferred stock, par value $1.00 per share, of the Company.

Principal Market: shall have the meaning set forth in Section 8.9.

Proposed Securities: shall have the meaning set forth in Section 8.6(a)(1).

Proprietary Software: means all operating and applications computer software programs and databases including password unprotected interpretive code or Source Code, object code, development documentation, programming tools, drawings, specifications and data created by or on behalf of or owned by the Company or its Subsidiaries.

Proxy Statement: shall have the meaning set forth in Section 8.10(a).

Registration Rights Agreement: shall have the meaning set forth in Section 6.9.

Rights Plan: shall have the meaning set forth in Section 3.22.

Sarbanes-Oxley Act: shall mean the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

SEC: shall mean the Securities and Exchange Commission.

Securities Act: shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Shares: shall mean the shares of Convertible Preferred Stock to be purchased by the Investors hereunder.

Software: shall have the meaning set forth in Section 3.14(g).

Source Code: means, collectively, any software source code, or any material portion or aspect of the software source code of (i) any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) any other product or service marketed or currently proposed to be marketed by the Company or any of its Subsidiaries.

Standstill Period: shall have the meaning set forth in Section 8.7(a).

Stock Option Plans: shall mean following plans of the Company: (i) the 2001 Stock Option Plan, (ii) the Javelin 1999 Stock Option Plan and (iii) the Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan.

Subsidiary: shall mean an entity of which a Person owns, directly or indirectly, more than 50% of the Voting Stock.

Subsidiary Organizational Documents: shall have the meaning set forth in Section 3.2(a).

Takeover Statute: shall mean any corporate takeover provision under laws of the State of Delaware or any other state or federal “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation.

Unaudited Financial Statements: shall have the meaning set forth in Section 3.7.

Voting Proposal: shall have the meaning set forth in Section 8.10(a).

Voting Stock: shall mean securities of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

Warrant: shall mean the Warrant to acquire an aggregate of 2,250,000 shares of Common Stock, substantially in the form of Exhibit C.

Warrant Shares: shall mean the shares of Common Stock issuable upon exercise of the Warrant.

Works: shall have the meaning set forth in Section 3.14(f).

WP: shall mean Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership.

WP Board Members: shall have the meaning set forth in Section 8.5(a).

SECTION 2.       AUTHORIZATION OF SHARES; PURCHASE AND SALE OF SHARES

2.1.      Authorization of Shares

On or prior to the Closing, the Company shall have authorized the sale and issuance of up to an aggregate of 1,500,000 shares of Series B Voting Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”), on the terms and conditions set forth in this Agreement. On or prior to the Closing, the Company shall have authorized the issuance of up to an aggregate of 500,000 shares of Series C Non-Voting Convertible Preferred Stock, par value $1.00 per share (the “Exchange Preferred Stock”), on the terms and conditions set forth in this Agreement. The terms, limitations and relative rights and preferences of the Convertible Preferred Stock and the Exchange Preferred Stock shall be as set forth in the Certificate of Designations.

2.2.      Issuance of Shares

Subject to the terms and conditions set forth in this Agreement, and in reliance upon the Company’s and the Investors’ representations set forth below, at the Closing, (i) the Company shall sell to the Investors, and the Investors shall purchase from the Company, the number of shares of Convertible Preferred Stock set forth opposite each Investor’s respective name on Exhibit A, at a purchase price per share equal to $50.00, for an aggregate purchase price of $75 million and (ii) the Company shall issue to the Investors the Warrant, in the amount set forth opposite each Investor’s respective name on Exhibit A.

2.3.           Closing and Closing Date

The closing of the transactions contemplated by Section 2.2 (the “Closing”) shall take place at 10:00 A.M., New York City time, on the second Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Sections 6 and 7 hereof shall have been fulfilled or waived in accordance with this Agreement (excluding conditions that by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or on such earlier date as may be mutually agreed by the Company and the Investors (the “Closing Date”), at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or such other location as the Investors and the Company shall mutually select. The Company’s agreement with each Investor is a separate agreement and the sales to each Investor are separate sales.

2.4.  Delivery

The sale and purchase of the Shares shall be effected on the applicable Closing Date by the Company executing and delivering to each Investor, duly registered in such Investor’s name, duly executed stock certificates evidencing the Shares being purchased by it, against payment of the purchase price therefor by wire transfer of immediately available funds to such account as the Company shall designate in writing at least three Business Days prior to the Closing.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in correspondingly numbered sections of the Disclosure Schedule delivered by the Company to the Investors on the date hereof, the Company represents and warrants to the Investors that:

3.1.      Corporate Organization

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as Exhibits D and E, respectively, are true and complete copies of the Restated Certificate of Incorporate and Amended By-laws of the Company, as amended through the date hereof.

(b)    The Company has all requisite corporate power and authority to carry on its business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    The Company has filed all necessary documents to qualify to do business as a foreign corporation in each jurisdiction in which the conduct of the Company's business or the nature of the property owned requires such qualification, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect.

3.2.      Subsidiaries

(a)    Each of the Company’s Subsidiaries is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as currently conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Company has made available to the Investors the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Organizational Documents”). The Company owns all of the capital stock or membership interests of each Subsidiary free and clear of any and all liens, security interest and any other encumbrances or restrictions, and all of the outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. The Company has no Subsidiaries except as set forth on Section 3.2 of the Disclosure Schedule.

(b)    Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not be reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such corporate power and authority or qualification.

3.3.	Capitalization

(a)    The authorized capital stock of the Company, immediately prior to the Closing, shall consist of (i) 60,000,000 shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock. As of the date hereof, the issued and outstanding shares of capital stock of the Company consisted of 36,654,986 shares of Common Stock and no shares of Preferred Stock.

(b)    All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. As of the Closing Date, the Shares will be duly authorized and, upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be validly issued, fully paid and non-assessable securities of the Company. As of the Closing Date, the Exchange Preferred Shares will be duly authorized and, upon issuance and delivery as contemplated by this Agreement, the Exchange Preferred Shares will be validly issued, fully paid and non-assessable securities of the Company. Upon their issuance in accordance with the terms of the Convertible Preferred Shares, the Exchange Preferred Shares and the Warrant, the Conversion Shares and the Warrant Shares will be free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those provided for herein or otherwise created or imposed upon the Investors and other than restrictions on transfer imposed by federal or state securities laws.

(c)    Except for (i) 4,581,838 shares of Common Stock outstanding under the Stock Option Plans, (ii) 747,678 shares of Common Stock reserved for issuance and not yet granted under the Stock Option Plans, (iii) 1,325,088 shares of Common Stock issuable at a conversion rate of $5.66 upon conversion of the Company’s $7.5 million Convertible Note, (iv) 100,000 shares of Series A Preferred Stock reserved for issuance pursuant to the Preference

Share Purchase Rights, (v) the Conversion Shares, (vi) the Exchange Preferred Shares, (vii) the Warrant Shares and (viii) 9,450,000 shares of Common Stock that will be reserved for issuance pursuant to Section 8.11 herein, there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion, exchange or exercise of any outstanding security of the Company, nor will there be any rights, options, calls or warrants outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. Except to the extent otherwise provided in this Agreement, (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company and no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Company’s Board of Directors (the “Board”), other than in accordance with the DGCL, (ii) there are no stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders, and (iii) there are no securities or instruments containing antidilution or similar provisions that will be triggered by the issuance of the shares of Convertible Preferred Stock, Conversion Shares or Exchange Preferred Stock.

(d)    None of the Company or any of its Subsidiaries (i) has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of any Subsidiary of the Company. There are no stockholder, voting or other agreements relating to the rights and obligations of the stockholders of any of the Company’s Subsidiaries. None of the Company or any of its Subsidiaries is bound to provide any funds to or make any investment in any Subsidiary of the Company that is not wholly owned by the Company or any other Person.

3.4.	Corporate Proceedings, etc.

The Company has authorized the execution, delivery and performance of this Agreement and each of the transactions and agreements contemplated hereby, including, without limitation, the Registration Rights Agreement, the Warrant and the Certificate of Designations. No other corporate action is necessary to authorize such execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Warrant or the Certificate of Designations, and upon such execution and delivery, this Agreement, the Registration Rights Agreement, the Warrant and the Certificate of Designations shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares and the Exchange Preferred Shares in accordance with this Agreement and the Certificate of Designations and, subject to the issuance of the Shares, the Company has reserved for issuance shares of Common Stock initially issuable upon conversion of the Shares and the Exchange Preferred Shares. The Company has authorized the issuance and delivery of the Warrant Shares in accordance with the terms of the Warrant and, subject to issuance of the

Warrant Shares, the Company has reserved for issuance shares of Common Stock initially issuable upon exercise of the Warrant.

3.5.	Consents and Approvals

Except as otherwise provided in this Agreement, the execution and delivery by the Company of this Agreement, the Registration Rights Agreement, the Warrant and the Certificate of Designations, the issuance of any of the Shares, the Warrant Shares, the Conversion Shares or the Exchange Preferred Shares, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not require the Company or any of its Subsidiaries to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Governmental Authority or judicial authority.

3.6.	Absence of Defaults, Conflicts, etc.

(a)    The execution and delivery of this Agreement by the Company does not, and the fulfillment of the terms hereof by the Company, and the issuance, sale and delivery of the Shares, the Warrant Shares, the Conversion Shares or the Exchange Preferred Shares will not, (i) violate or conflict with the Organizational Documents or the Subsidiary Organizational Documents; (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default (with or without the giving of notice or the passage of time (or both)) under, or result in the modification of, or permit the acceleration of rights under or amendment, cancellation or termination of, any Contract; (iii) violate any law, ordinance, standard, judgment, rule, regulation, order or decree of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or business; or (iv) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares) will not be deemed a change of control under any Contract.

(b)    Neither the Company nor any of its Subsidiaries is in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under) (i) the Company’s Organizational Documents or the Subsidiary Organizational Documents, (ii) any Contract, (iii) any license, permit or authorization to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or (iv) any judgment, order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality, except, in the case of each of the foregoing clauses (ii), (iii), and (iv), where such default or violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Contract is valid, binding and enforceable in all material respects against the Company or any of its Subsidiaries that is a party thereto and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof.

3.7.           Financial Statements

The Company has furnished or made available to the Investors true and complete copies of the Company’s unaudited consolidated balance sheet as of December 31, 2005 and December 31, 2004 and its unaudited statements of income, cash flows and stockholders’ equity for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 and for the six month period ended June 30, 2006 (the “Unaudited Financial Statements”). The Unaudited Financial Statements (i) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except as disclosed therein, (ii) present fairly, in all material respects, the financial position of the Company as at the dates thereof and the results of its operations and cash flow for the periods then ended, and (iii) have been prepared based on the books and records of the Company. The Company is not aware of any reason why its independent public accountants are unable or unwilling to furnish an unqualified audit opinion with respect to the financial statements for the years ended December 31, 2005, December 31, 2004 and December 31, 2003.

3.8.	Absence of Certain Developments

Since December 31, 2005, there has been no (i) change or event which has had or is reasonably likely to have a Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries, (iii) issuance of capital stock (other than pursuant to (1) the exercise of options, warrants or convertible securities or (2) employee benefit plans) or options, warrants or rights to acquire capital stock (other than the rights granted pursuant to employee benefit plans or as disclosed in Section 3.3 of this Agreement or Section 3.3 of the Disclosure Schedule), (iv) material loss, destruction or damage to any property of the Company or any of its Subsidiaries, whether or not insured, (v) default with respect to any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Company or any of its Subsidiaries or any material change in the Company’s or any of its Subsidiaries’ respective personnel or the terms and conditions of employment, (vii) waiver of any valuable right in favor of the Company or any of its Subsidiaries, (viii) loan or extension of credit to any officer or employee of the Company or any of its Subsidiaries in an amount in excess of $25,000 or (ix) acquisition or disposition of any material assets (or any contract or arrangement therefore) or any other material transaction by the Company or any of its Subsidiaries otherwise than for fair value in the ordinary course of business.

3.9.	Compliance with Law

(a)    Neither the Company nor any of its Subsidiaries or any of their respective businesses is, and since January 1, 2004 has not been, in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment or to occupational health and safety, except for violations that would not be reasonably likely to have a Material Adverse Effect, and no material expenditures are known to be or expected to be required in order to cause the Company’s or any of its Subsidiaries’ current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(b)    Each of the Company and its Subsidiaries has all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, which if violated or not obtained would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such licenses, permits, franchises or authorizations, nor has the Company or any of its Subsidiaries been finally denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

(c)    Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning its compliance with (i) any laws, ordinances, governmental rules or regulations to which it is subject, or (ii) any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, and the Company is not aware of any intent to deliver any such written notice.

(d)    The Company and its Subsidiaries are in material compliance with and are taking all action required to remain in material compliance with all provisions of the Sarbanes-Oxley Act. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act.

3.10.	Litigation

There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties, assets, businesses or officers or directors in their capacities as such which would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any Governmental Authority.

3.11.	Absence of Undisclosed Liabilities

Since June 30, 2006, neither the Company nor any of its Subsidiaries has incurred any liability or obligation, direct or contingent, or entered into any transaction, not in the ordinary course of business, that is material to the Company taken as a whole, and there has not been any change in the capital stock, or material increase in the short-term or long-term debt, of the Company or any of its Subsidiaries taken as a whole.

3.12.	Employees

(a)    Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company or any of its Subsidiaries has been filed or, to the best of the Company’s knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority that regulates labor or employment practices, nor is any grievance filed or, to the best of the Company's knowledge, threatened to be filed, against the Company or any of its Subsidiaries by any employee pursuant to any employment agreement to which the Company or any of its Subsidiaries is a party or is bound which, in any such case, would be reasonably likely to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect, and have received no complaints from any Governmental Authority alleging such violations of any such laws and regulations.

(b)    Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. None of the Company’s or its Subsidiaries’ employees is a member of a union, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relations with their employees are good.

(c)    Neither the Company nor any of its Subsidiaries is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or a Subsidiary of the Company, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any of the foregoing.

3.13.	Tax Matters

There are no foreign, federal, state, county or local taxes due and payable by the Company or any of its Subsidiaries which have not been paid or will not be paid prior to the time they become delinquent. The Company and its Subsidiaries have duly filed (except in cases where valid extensions have been obtained) all foreign, federal, state, county and local tax returns, reports and declarations required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. No tax deficiency has been determined adversely to the Company or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is currently subject to a foreign, federal or state tax audit of any kind.

3.14.	Intellectual Property

(a)    The Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses or other rights to use, all Intellectual Property, including, without limitation, all Proprietary Software, used or held for use by them in and material to the conduct of their businesses as currently conducted and as contemplated to be conducted. The Company and its Subsidiaries are in material compliance with all contractual obligations relating to the protection of such of the Intellectual Property as they use pursuant to license or other agreement. To the knowledge of the Company, no third party is infringing the Intellectual Property owned by the Company and its Subsidiaries. The conduct of the businesses of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted (i) do not conflict with or infringe any intellectual property or other proprietary right (other than rights under issued patents) of any third party and (ii) to the knowledge of the Company, do not conflict with or infringe any issued patents of any third party. There is no claim, suit, action or proceeding pending against the Company or any of its Subsidiaries of which the Company has received written notice nor, to the knowledge of the Company, is there any claim, suit, action or proceeding threatened against the Company or any of its Subsidiaries: (i) alleging any such conflict or infringement with any third party’s intellectual property or other proprietary rights; or (ii) challenging the Company’s or such Subsidiary’s ownership or use, or the validity or enforceability, of any Intellectual Property.

(b)    Section 3.14(b) of the Disclosure Schedule sets forth a true, accurate and complete list of all Proprietary Software constituting current product offerings, patents, trademark registrations, service mark registrations, copyright registrations, domain name registrations, and all applications for any of the foregoing, that are owned by the Company or any of its Subsidiaries anywhere in the world (“Listed Intellectual Property”), and the owner of record, date of application or issuance, registration or application number, and relevant jurisdiction as to each. All Listed Intellectual Property is owned by the Company and its Subsidiaries free and clear of all liens, encumbrances, claims and security interests. No Listed Intellectual Property is the subject of any proceeding before any Governmental Authority, registrar or other authority in any jurisdiction challenging or examining the right to ownership (excluding office actions or other forms of preliminary or final refusals of registration), of the Listed Intellectual Property by the Company or its Subsidiaries, including any opposition, cancellation, interference or other ex-parte legal challenges. The consummation of the transactions contemplated hereby will not materially impair the rights of the Company and its Subsidiaries in any Listed Intellectual Property.

(c)    Section 3.14(c) of the Disclosure Schedule sets forth a true, accurate and complete list of all third party software and Source Code compiled with, bundled with, incorporated into or integrated with any Proprietary Software or any software currently under development owned by the Company including, without limitation, open source software, freeware, and proprietary software of third parties used under a license granted to the Company or its Subsidiaries.

(d)    The present employees, officers and directors of the Company or any of its Subsidiaries, and any agents, consultants or outside contractors or subcontractors of the Company or any of its Subsidiaries who conduct inventive work in connection with their employment or engagement have entered into written agreements with the Company or a Subsidiary whereby they have assigned all right, title and interest in their inventive work to the Company or a Subsidiary. Except as set forth on Section 3.14(d) of the Disclosure Schedule, all inventors named on any patents or patent applications constituting Intellectual Property executed assignments to the Company or its Subsidiaries of their rights to such patents and patent applications.

(e)    To the knowledge of the Company: (i) none of the Intellectual Property constituting trade secrets or confidential information has been used, disclosed or appropriated to the detriment of the Company or any of its Subsidiaries for the benefit of any Person other than the Company or its Subsidiaries; and (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or any of its Subsidiaries. The

Company and its Subsidiaries have taken commercially reasonable steps (including, without limitation, entering into confidentiality and nondisclosure agreements, inventor agreements and work for hire agreements with all officers and employees of and consultants to the Company and its Subsidiaries, if any, with access to or knowledge of any Intellectual Property) necessary to safeguard and maintain the secrecy and confidentiality of, and its and its Subsidiaries’ proprietary rights in, all trade secrets and other confidential information of the Company and its Subsidiaries.

(f)    The Proprietary Software was developed by employees of the Company or its Subsidiaries within the scope of their employment and such development was conducted within the United States. Section 3.14(f) of the Disclosure Schedule identifies those present employees, directors, officers and consultants of which the Company is aware have created or developed Intellectual Property, including Proprietary Software and Source Code, not pursuant to a work for hire agreement or agreement assigning ownership rights in the Company.

(g)    Neither the Company nor any of its Subsidiaries has granted an exclusive license to any Proprietary Software to any third party.

(h)    Section 3.14(h) of the Disclosure Schedule lists all licenses granted by the Company or its Subsidiaries to third parties for use of Source Code of Proprietary Software, all customer agreements pursuant to which any Source Code is held in escrow, and all escrow agents holding any Source Code pursuant to such customer agreements. There have not been any instances in which any Source Code has been released by an escrow agent to a customer of the Company or its Subsidiaries. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any other party acting on behalf of the Company or any of its Subsidiaries, of any Source Code. No third party owns any right, title or interest in or to any Source Code, except for such Source Code identified in Section 3.14(c) of the Disclosure Schedule.

(i)    The Company and its Subsidiaries have purchased a sufficient number of license seats for all third party software for which paid licenses are required in order to be in compliance with the obligation to obtain such licenses. Neither the Company nor its Subsidiaries (i) has modified any “open source” software utilized in Proprietary Software or (ii) is subject to any obligation (1) to refrain in any way from use, disclosure or distribution of the Proprietary Software as used, disclosed or distributed in their businesses as currently conducted and as contemplated to be conducted or (2) to disclose any Source Code of Proprietary Software arising from any “open source” software used by the Company or its Subsidiaries.

(j)    Reasonable steps have been taken to back up electronically stored information used in the businesses, and the Company and its Subsidiaries have in place disaster recovery and security arrangements in relation to the Proprietary Software and third party operating software, all of which match or exceed good industry practice and which comply with any specific obligation entered into by the Company and its Subsidiaries with any of its customers.

(k)    The practices of the Company and its Subsidiaries respecting maintenance of the confidentiality of customer data and secure electronic storage of such data (i) match or exceed good industry practice, (ii) comply with any specific obligation entered into by the Company and its Subsidiaries with any of its customers, and (iii) are in accordance with applicable laws, rules and regulations.

3.15.	Material Contracts

Except for those documents filed prior to the date hereof in unredacted form with the SEC, Section 3.15 of the Disclosure Schedule sets forth a true and complete list of the following contracts, agreements, instruments, commitments and other arrangements to which the Company or any of its Subsidiaries is a party: (i) employment or severance agreements with any director or officer and consulting agreements with any consultant that provide for annual payments in excess of $100,000 and are for a term of one year or more (excluding such agreements that are cancelable without penalty or further payment with 90 days’ notice or less); (ii) any shareholder agreement or agreement relating to the issuance, voting or transfer of any securities of the Company or any subsidiary; (iii) loan, bridge loan, credit or security agreements; (iv) joint venture agreements; (v) any contract, agreement or understanding limiting or restraining the Company or its subsidiaries from engaging or competing in any lines of business or with any Person; (vi) any contract, agreement, understanding or arrangement with the top ten customers (and their respective Affiliates) of the Company, by revenue for the period from June 1, 2005 through May 31, 2006; (vii) any agreement or other arrangement for the future sale or purchase of any material assets, property or rights, or for the grant of any options or preferential rights to purchase any material assets, property or rights; and (viii) any other Contract that is required to be or has been filed with the SEC but has not yet been filed (each, a “Material Contract”). Each Material Contract is valid, binding and enforceable in all material respects against the Company or such Subsidiary and, to the Company's knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof. Neither the Company nor its Subsidiaries is in default or breach under any of the Material Contracts, nor is any other party thereto in default or breach thereunder, nor are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a default or breach under any of the Material Contracts, except for such breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.16.	Title to Tangible Assets

The Company and its Subsidiaries have good and marketable title to their respective material properties and assets and good and enforceable title to all of their respective material leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance, defect or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries as currently conducted and as contemplated to be conducted and which have not arisen otherwise than in the ordinary course of business.

3.17.         Condition of Properties

Except for matters that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the property and assets of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted).

3.18.	Transactions with Related Parties

Neither the Company nor any of its Subsidiaries is a party to any agreement with any of the Company’s or any of its Subsidiaries’ directors, officers or stockholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person); (ii) licenses Intellectual Property, Software or other technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from or furnishes products or services to such Person; or (v) has borrowed money from or lent money to such Person. Neither the Company nor any of its Subsidiaries employs as an employee or engages as a consultant any family member of any of the Company’s or any of its Subsidiaries’ directors, officers or stockholders. To the knowledge of the Company, there exist no agreements among stockholders of the Company or of any of its Subsidiaries to act in concert with respect to the voting or holding of the Company’s securities.

3.19.	Registration Rights

Except as pursuant to the Registration Rights Agreement, the Company will not, as of the Closing Date, be under any obligation to register any of its securities under the Securities Act.

3.20.	Brokerage

There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or any of its Subsidiaries, and the Company agrees to indemnify and hold the Investors harmless against any costs or damages incurred as a result of any such claim.

3.21.	Illegal or Unauthorized Payments; Political Contributions

Neither the Company nor any of its Subsidiaries, nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company, any of its Subsidiaries or any other business entity or enterprise with which the Company or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly taken any action prohibited by Section 30A of the Exchange Act.

3.22.	Takeover Statute

The Board has taken all action necessary to render inapplicable, as it relates to the Investors, (i) the provisions of Section 203 of the DGCL and (ii) the provisions of the

Company’s Rights Agreement with Chase Mellon Shareholder Services, L.L.C., as Rights Agent, dated September 1, 1997, as amended from time to time (the “Rights Plan”), in each case, however, solely with respect to transactions (x) contemplated hereby or (y) as would be permitted under Section 8.7. To the Company’s knowledge, no other Takeover Statute is applicable to the transactions contemplated hereby.

3.23.	No Manipulation of Common Stock

Neither the Company nor any of its Subsidiaries has taken action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares, the Conversion Shares or the Exchange Preferred Shares.

3.24.	Accountants

Friedman LLP has advised the Company that it is, and to the knowledge of the Company it is, an independent accountant as required by the Sarbanes-Oxley Act, the Securities Act and the Exchange Act.

3.25.	Internal Accounting Controls

Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient, in the judgment of the management of the Company or such Subsidiary, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.26.	Environmental Matters

The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except where any failure to comply would not be reasonably likely to have a Material Adverse Effect. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or to the Company’s knowledge threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws. To the Company’s knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability which would have a Material Adverse Effect, under Environmental Laws. The Company and its Subsidiaries have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and are in compliance with all terms and conditions of any such permits, licenses and approvals except where the failure to so comply would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.27.         Insurance

The Company and its Subsidiaries have made available to WP copies of all material insurance policies maintained by the Company’s and its Subsidiaries’ with respect to their respective businesses and properties, all of which are in full force and effect. Since December 31, 2005, neither the Company nor its Subsidiaries have been refused insurance coverage sought or applied for by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have received notice from, and the Company has no knowledge of any threat by, any insurer that has issued any insurance policy to the Company or any of its Subsidiaries that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

3.28.	Transfer Taxes

On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and issuance of the Shares hereunder will be, or will have been, fully paid or provided for by the Company and the Company will have complied with all laws imposing such taxes.

3.29.	Investment Company

The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

3.30.	No Integration; General Solicitation

Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Shares to be integrated with any prior offering by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf, has offered or sold, or authorized the offer or sale of, any of the Shares by any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. The Company has not publicly distributed and will not publicly distribute prior to the Closing Date any offering material in connection with the issuance of the Shares. The Company has offered the Shares for sale only to the Investors. The Company shall not directly or indirectly take, and shall not permit any of its directors or officers indirectly to take, any action (including any offering or sale to any Person of the Shares) that will make unavailable the exemption from registration under the Securities Act being relied upon by the Company for the offer and sale to the Investors of the Shares as contemplated by this Agreement.

3.31.	Officers, Directors and 5% Stockholders

Each of the Company’s officers and directors and Persons known to the Company to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) 5% or more of the Common Stock is listed on Section 3.31 of the Disclosure Schedule.

3.32.         Vote Required.

No vote of the holders of any class or series of the Company’s capital stock, including the Common Stock, is necessary to approve the issuance of the Shares or the Warrant and any other transactions contemplated by this Agreement including, without limitation, the establishment of the new stock option plan contemplated by Section 8.11 hereof.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor severally represents and warrants to the Company that:

(a)    It is acquiring the Shares and the Warrant for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares or the Warrant, but subject, nevertheless, to any requirement of law that the disposition of the Investor’s property shall at all times be within the Investor’s control, and without prejudice to the Investor’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b)    It has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    It is a validly existing partnership, limited liability company, trust or corporation, as the case may be, duly organized under the laws of its jurisdiction of organization or formation.

(d)    It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

(e)    There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Investor and such Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

(f)    It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby. It is a “qualified institutional buyer” within the meaning of Rule 144A(a) of the Securities Act or an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(g)    Except as contemplated by Section 5.7 and except for such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement, the execution and delivery by it of this Agreement and the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby do not require such Investor to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Governmental Authority or judicial authority.

(h)    The execution and delivery of this Agreement by such Investor do not, and the fulfillment of the terms hereof and thereof by such Investor will not, (i) violate or conflict with its partnership agreement, trust agreement, the articles of incorporation, other constitutive documents or by-laws (or other similar applicable documents) of the Investor, as applicable; (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default (with or without the giving of notice or the passage of time (or both)) under, or result in the modification of, or permit the acceleration of rights under or termination of, any material contract to which such Investor is a party or (iii) violate any law, ordinance, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over such Investor or over its respective properties or businesses; except, in the cases of clauses (ii) and (iii) where such event would not be reasonably likely to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement.

SECTION 5.        PRE-CLOSING COVENANTS

5.1.	Resale of Shares

Each Investor severally covenants that it will not sell or otherwise transfer the Shares, the Warrant, the Warrant Shares, the Conversion Shares or the Exchange Preferred Shares, except pursuant to an effective registration under the Securities Act or in a transaction which qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

5.2.	Covenants Pending Closing

Pending the Closing, each of the Company and its Subsidiaries will conduct its business in the ordinary course, and will not, without the Investors’ prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. Pending the Closing, the Company will promptly advise the Investors of any action or event of which it becomes aware which has the effect of making materially incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, between the date hereof and the earlier of termination of this Agreement or the Closing Date, the

Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Investors:

(a)    make any change in its charter documents or bylaws or issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(b)    incur, assume or guarantee any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing facilities in the ordinary course of business consistent with past practice), issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, (B) issue any securities convertible or exchangeable for debt securities of the Company, or (C) issue any options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any security convertible into or exchangeable for such debt securities;

(c)    make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts set forth in the Disclosure Schedule and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(d)    redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends or other distribution in respect of such shares;

(e)    enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or as contemplated by Section 8.11 herein; or

(f)    commit to do any of the foregoing.

5.3.	Further Assurances

The Company and each Investor shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. The Company and each Investor shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

5.4.           Access to Information

The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof until the Closing has been made, (i) provide each Investor and its representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties and material books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental Authority and (y) all other information and data (including, without limitation, copies of Contracts, employee benefit plans and other material books and records and environmental assessments, investigations or studies concerning the properties of such party or the business or operations conducted thereon) concerning the business and operations of the Company and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

5.5.	Exclusivity

From and after the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with its terms, neither the Company nor any Subsidiary, nor their respective officers or directors or any Person acting on their behalf, shall directly or indirectly encourage, solicit or, except as may be required by law, engage in discussions or negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Investors or their representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock of the Company or similar transaction involving the Company or any division, Subsidiary or Affiliate thereof. The Company shall promptly notify the Investors if it, or to its knowledge any of its Subsidiaries, receives any such inquiries or communications.

5.6.	Public Disclosure

Before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, the Company and the Investors agree to consult with each other as to its form and substance, and agree not to issue any such press release or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except to the extent that the Company or the Investors, as the case may be, is advised by outside counsel that such public statement is required by applicable law. On or before the fourth Business Day following the Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and attach as an exhibit to such Current Report on Form 8-K this Agreement, the Registration Rights Agreement, the Certificate of Designations and any other agreements relating to the transactions contemplated by this Agreement that are required to be filed pursuant to the Exchange Act.

5.7.           HSR Act Filing

The Company and WP shall, as soon as practicable after the date of this Agreement, but in no event later than ten (10) Business Days after the date hereof, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) relating to the transaction contemplated by this Agreement and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

5.8.	Consents and Approvals

From and after the date hereof, the Company shall use its reasonable best efforts to obtain as promptly as practicable any consent or approval of any Person, including any Governmental Authority, required in connection with the transactions contemplated hereby, including an application that meets the requirements of NASD Rule 1017(b) (the “1017 Application”), and the Investors shall cooperate reasonably with the Company with respect thereto.

5.9.	Use of Proceeds

The proceeds received by the Company from the issuance and sale of the Shares shall be used by the Company for general corporate purposes and business development activities.

                    5.10.   Takeover Statute

If any Takeover Statute shall become applicable to the transactions contemplated hereby, including without limitation any takeover provision under the laws of the State of Delaware, the Company and the members of the Board shall, to the extent consistent with its fiduciary duties, grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use their reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.11.	Form D and Blue Sky

The Company agrees to timely file a Form D with the SEC with respect to the Shares to the extent required under Regulation D of the Securities Act and to provide, upon request, a copy thereof to each Investor. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Investors at the Closing pursuant to this Agreement under applicable securities and “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investors on or prior to the Closing Date. The Company shall make all timely filings and reports relating to the offer and sale of the Shares required under applicable securities and “blue sky” laws of the states of the United States following the Closing Date. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.11.

SECTION 6.        INVESTORS’ CLOSING CONDITIONS

The Investors’ obligations to purchase the Shares at the Closing shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver), prior thereto or concurrently therewith, of the following further conditions:

6.1.	Representations and Warranties

The representations and warranties of the Company contained in Section 3 of this Agreement shall be true and correct on and as of the Closing Date in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as though such representations and warranties were made at and as of such date.

6.2.	Compliance with Agreement

The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

6.3.	Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

6.4.	Regulatory Approvals; Third Party Consents

The waiting period under the HSR Act shall have been terminated or expired, or approval under the HSR Act shall have been received, and any consents or approvals under any other Competition Laws shall have been received. The Company shall have received written NASD approval of the 1017 Application, or there shall elapsed at least 31 days since the Company shall have filed the 1017 Application with the NASD and the Company shall not have received any comment or notice, written or otherwise, from the NASD that in the view of Investors’ counsel could result in denial or disapproval of the 1017 Application.

6.5.	Counsel’s Opinion

Each Investor shall have received an opinion, dated the Closing Date from the Company’s General Counsel and Covington & Burling LLP, substantially in the form of Exhibits F-1 and F-2 attached hereto.

6.6.           Adverse Development

There shall have been no developments in the business of the Company or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

6.7.	Convertible Preferred Directors

Effective as of the Closing Date, William Janeway and Cary Davis shall have been appointed to the Board as the initial Convertible Preferred Directors and written evidence of such appointments shall be provided to the Investors.

6.8.	Chief Executive Officer

Effective as of the Closing Date, Howard Edelstein shall have been appointed Chief Executive Officer of the Company and written evidence of such appointment shall be provided to the Investors. The Company shall have entered into an employment agreement with Mr. Edelstein, the terms of which are acceptable to WP.

6.9.	Registration Rights Agreement

The Company shall have executed the Registration Rights Agreement, the form of which is attached as Exhibit G hereto (the “Registration Rights Agreement”).

6.10.	Issuance of Warrant

The Company shall have executed and delivered the Warrant to the Investors in accordance with the terms hereof.

6.11.	Filing of Certificate of Designations

The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Closing Date.

6.12.	Officer’s Certificate

Each Investor shall have received a certificate, dated the Closing Date, signed by a duly authorized executive officer of the Company, certifying that the conditions specified in the foregoing Sections 6.1, 6.2, 6.3, and 6.6 hereof have been fulfilled.

6.13.	Secretary’s Certificate

Each Investor shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching: (i) a true and complete copy of the Restated Certificate of Incorporation of the Company, with all amendments thereto; (ii) true and complete copies of the Company's By-laws, as amended, in effect as of such date; (iii) a certificate from the Secretary of State of the State of Delaware as to the good standing of the Company as of a date not more than three (3) Business Days prior to the Closing Date; (iv) certificates of good standing from the appropriate officials of the jurisdictions in each state in which the Company is qualified to do business as a foreign corporation, each as of a recent date; and (v) resolutions of the Board authorizing the execution and delivery of this Agreement, the transactions contemplated hereby, and the issuance of the Shares.

SECTION 7.        COMPANY CLOSING CONDITIONS

The Company’s obligation to issue and sell the Shares at the Closing shall be subject to the performance by each Investor of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver), prior thereto or concurrently therewith, of the following further conditions:

7.1.	Representations and Warranties

The representations and warranties of the Investors contained in Section 4 of this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as though such representations and warranties were made at and as of such date.

7.2.	Compliance with Agreement

The Investors shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by them prior to or on the Closing Date.

7.3.	Regulatory Approvals

The waiting period under the HSR Act shall have been terminated or expired, or approval under the HSR Act shall have been received, and any consents or approvals under any other Competition Laws shall have been received. The Company shall have received written NASD approval of the 1017 Application, or there shall elapsed at least 31 days since the Company shall have filed the 1017 Application with the NASD and the Company shall not have received any comment or notice, written or otherwise, from the NASD that in the view of the Company’s counsel could result in denial or disapproval of the 1017 Application.

7.4.	Investors’ Certificates

The Company shall have received a certificate from each Investor, dated the Closing Date, signed by a duly authorized representative of the Investor, certifying that the conditions specified in the foregoing Sections 7.1 and 7.2 hereof have been fulfilled.

7.5.	Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

SECTION 8.        POST-CLOSING COVENANTS

8.1.	Inspection

As long as an Investor Owns at least five percent (5%) of the outstanding Common Stock (including the Conversion Shares issuable upon the Conversion, if the Conversion has not occurred), the Company, upon reasonable prior notice and during normal business hours, shall permit the Investor, its nominee, assignee, and its representative to visit and inspect any of the properties of the Company and any of its Subsidiaries, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and provide reasonable access to and the right to consult with, its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Investor, its nominees, assignees and representatives the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 8.1 with respect to information the Company is contractually obligated to keep confidential or secret or which the Board determines in good faith is confidential and should not, therefore, be disclosed.

8.2.	Confidentiality

As to so much of the information and other material furnished under or in connection with this Agreement (including without limitation information furnished pursuant to Section 8.1 hereof) as constitutes or contains confidential business, financial or other information of the Company, each Investor covenants for itself and its members and officers that it will use due care to prevent its officers, members, employees, counsel, accountants, consultants, advisors and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders, partners, limited partners and other authorized representatives or from using such information except as an Investor or for the benefit of the Company; provided, however, that such Investor may disclose or deliver any information or other material disclosed to or received by it should the Investor be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. For purposes of this Section 8.2, “due care” means at least the same level of care that such Investor would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

8.3.	Lost, etc. Certificates Evidencing Shares; Exchange

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares, Warrant Shares, Conversion Shares or Exchange Preferred Shares owned by an Investor, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remain outstanding. Each Investor's agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 8.3. Upon surrender of any certificate representing any Shares, Warrant Shares, Conversion Shares or Exchange Preferred Shares, for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares, Warrant Shares, Conversion Shares or Exchange Preferred Shares represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such Shares, Warrant Shares, Conversion Shares or Exchange Preferred Shares to the office of the Investor (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 8.3.

8.4.	Insurance

The Company will use its reasonable best efforts to maintain directors and officers insurance with responsible and reputable insurance companies or associations in at least such amounts and covering such risks as the Company has previously maintained.

8.5.	Board Seats

(a)    At such time as WP and its Affiliates have converted 50% of the Convertible Preferred Stock initially issued to WP pursuant to this Agreement, and for as long as WP and its Affiliates own at least (i) two thirds (2/3) of the Common Stock issued upon conversion of all shares of the Convertible Preferred Stock converted on or before such time, the Company shall use its reasonable best efforts to nominate and cause to be elected two (2) representatives designated by WP (herein referred to as the “WP Board Members”) to the Board and (ii) one third (1/3) of the Common Stock issued upon conversion of all shares of the Convertible Preferred Stock converted on or before such time, the Company shall use its best efforts to nominate and cause to be elected one (1) WP Board Member. All such WP Board Members shall be duly appointed in accordance with the Company’s Amended Bylaws and Restated Certificate of Incorporation and the DGCL. Each WP Board Member so elected shall serve until his or her successor is elected and qualified. In the event the Board establishes any committee thereof, including, without limitation, a Compensation Committee or an Audit Committee, at least one of the WP Board Members shall have the right, but not the obligation, to be a member of each such committee, unless prohibited by law or applicable rules of any stock exchange on which the Common Stock is listed, excluding any committee formed to consider a transaction between WP and the Company.

(b)    The Company’s proxy statement for the election of directors shall include the WP Board Members and the recommendation of the Board in favor of election of the WP Board Members. The WP Board Members shall be given notice of (in the same manner that notice is given to other members of the Board) all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings with respect to committees on which the WP Board Members serve. The WP Board Members shall be provided with the same information, and access thereto, provided to other members of Board. In addition to any other indemnification rights the WP Board Members have under law or pursuant to the Restated Certificate of Incorporation of the Company, the Amended Bylaws of the Company or any other agreements or policies of the Company providing for indemnification of members of the Board, each WP Board Member that serves on the Board shall have the right to enter into, and the

Company agrees to enter into, the Director and Officer Indemnification Agreement in the form attached hereto as Exhibit H (the “Indemnification Agreement”), relating to claims against such WP Board Member resulting from, arising out of, or based upon, any events or actions that have occurred prior to the effective date of such WP Board Member’s appointment to the Board, with such changes as the WP Board Member and the Company may agree to at the time of execution of such Agreement. The Company agrees to negotiate any changes to the Indemnification Agreement by a WP Board Member in good faith. The Company shall reimburse the reasonable expenses incurred by the WP Board Members in connection with attending (whether in person or telephonically) all meetings of the Board or committees thereof or other Company related meetings to the same extent as all other members of the Board are reimbursed for such expenses (or, in case any such expense reimbursement policy shall apply only to non-employee directors, to the same extent as all other non-employee directors).

8.6.	Subscription Rights

(a)    If at any time after the Closing Date, the Company determines to issue equity securities of any kind (for these purposes, the term “equity securities” shall include, without limitation, Common Stock, warrants, options or other rights to acquire equity securities convertible or exchangeable into equity securities) of the Company (other than: (i) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act; (ii) the issuance of equity securities to employees, officers or directors of, or consultants or advisors to the Company or any Subsidiary of the Company, in such amounts as are approved by the Board; (iii) any equity securities issued as consideration in connection with a bona fide acquisition, merger or consolidation by the Company provided such acquisition, merger or consolidation has been approved by the Board; (iv) securities issued in connection with licensing, marketing or distribution arrangements or similar strategic transactions approved by the Board; (v) any equity securities issued upon conversion, exchange or exercise of any outstanding equity securities as disclosed in Section 3.3 of this Agreement or Section 3.3 of the Disclosure Schedule; (vi) shares of Common Stock issued as dividends with respect to the Shares purchased by the Investors hereunder; or (vii) the Conversion Shares) then, for so long as WP and its Affiliates Own at least a majority of (i) the aggregate number of Shares (including any Conversion Shares) acquired by it on the Closing Date, or (ii) in the event the Conversion of all of the Convertible Preferred Stock occurs, the Conversion Shares, the Company shall:

(1)    give written notice to WP setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such Proposed Securities; and (D) such other information as WP may reasonably request in order to evaluate the proposed issuance; and

(2)    offer to issue to WP upon the terms described in the notice delivered pursuant to Section 8.6(a)(1) above, a portion of the Proposed Securities equal to (i) the percentage of the Common Stock (including the Conversion Shares issuable upon the Conversion, if the Conversion has not occurred) Owned by WP and its Affiliates immediately prior to the issuance of the equity securities relative to the total number of shares of Common Stock (including the Conversion Shares issuable upon the Conversion, if the Conversion has not occurred) outstanding immediately prior to the issuance of the equity securities, multiplied by (ii) the total number of Proposed Securities.

(b)    WP must exercise its purchase rights hereunder within ten (10) Business Days after receipt of such notice from the Company. To the extent that the Company offers two or more securities in units, WP must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

(c)    Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that WP has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to WP.

(d)    The election by WP not to exercise its subscription rights under this Section 8.6 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving WP the rights described in this Section 8.6 shall be void and of no force and effect.

(e)    The subscription rights established by this Section 8.6 shall not apply to, and shall terminate upon a consolidation, merger, reorganization or other form of acquisition of or by the Company in which the Company’s stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent), or a sale of the Company’s assets in excess of a majority of the Company’s assets (valued at fair market value as determined in good faith by the Board).

(f)    The Company and WP hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 8.6. Therefore, the Company and WP shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and WP hereby waive the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

8.7.	Standstill

(a)    Each Investor agrees that until the expiration of five (5) years from the Closing Date (the “Standstill Period”), without the prior written consent of the Independent Directors of the Board, the Investor shall not, alone or as part of a “group” (within the meaning of Sections 13(d)(3) of the Exchange Act) or in concert with others, (i) in any manner acquire or make any public proposal to acquire, directly or indirectly, any securities of the Company that would result in the Investor or its Affiliates Owning more than 40% of the outstanding shares of Common Stock of the Company on an as converted basis, except as permitted by the immediately following sentence, (ii) publicly make or offer to make any tender offer for securities of the Company or propose to enter into, directly or indirectly, any merger or business combination involving the Company, or to purchase, directly or indirectly, a material portion of the assets of the Company, (iii) make or propose any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to any securities of the Company, including without limitation to vote any securities of the Company or to provide or withhold consents with respect to any securities of the Company, (iv) otherwise act to seek representation on the Board or seek to control or influence the Board or policies of the Company to a greater extent than expressly provided for in this Agreement and the Certificate of Designations (including without limitation Section 8.5 of this Agreement and Section 6 of the Certificate of Designations), or (v) initiate, propose or otherwise solicit stockholders for the approval of any stockholder proposal. Notwithstanding anything contained herein to the contrary, this Section 8.7(a) shall not prohibit or limit the ability of the Investors to (i) acquire shares of Common Stock of the Company upon (x) the conversion of any shares of Convertible Preferred Stock or Exchange Preferred Stock held by the Investors or upon exercise of the Warrant or (y) the issuance or conversion of any additional shares of preferred stock of the Company or Common Stock acquired by the Investors as a result of a dividend or other distribution on or exchange of the shares of preferred stock of the Company held by the Investors from time to time, or (ii) acquire any shares of capital stock of the Company issued to the Investors as a dividend or other distribution in respect of or in exchange for any shares of capital stock of the Company held by the Investors (or acquired by the Investors (A) as a result of a dividend or other distribution in respect of or in exchange for any shares of capital stock of the Company held by the Investors from time to time or (B) upon the conversion of any shares of preferred stock of the Company held by the Investors from time to time).

(b)    In the event at any time during the Standstill Period, an Investor becomes an Owner of 45% or more of the Common Stock of the Company on an as converted fully diluted basis, the Investor shall exchange the shares of capital stock of the Company Owned by the Investor in excess of 45% for Exchange Preferred Shares. The Investor shall have the right, at its election, to exchange shares of Common Stock or Convertible Preferred Stock pursuant to this Section 8.7(b). The exchange rate (i) for the Convertible Preferred Stock to the Exchange Preferred Stock shall be one (1) share of Exchange Preferred Stock for each one share of Convertible Preferred Stock surrendered for exchange and (ii) for the Common Stock to the Exchange Preferred Stock shall be equal to the quotient obtained by dividing (x) one by (y) the number of shares of Common Stock into which such share of Exchange Preferred Stock is convertible at the date of exchange. No cash or other payment beyond the surrender for exchange of the shares of Convertible Preferred Stock or Common Stock, as applicable, shall be required in connection with such exchange.

8.8.	No Manipulation or Hedging

(a)    Neither the Company, any of its Subsidiaries, nor the Investors shall take any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock.

(b)    So long as the Investor owns any shares of Convertible Preferred Stock, it will not, directly or indirectly, transfer or hedge, in whole or in part, any of the economic consequences of ownership of Convertible Preferred Stock, Exchange Preferred Stock or shares of Common Stock.

8.9.	Listing

The Company shall promptly secure the listing of all the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of Convertible Preferred Stock or Exchange Preferred Stock, including any Conversion Shares. Subject to meeting applicable listing requirements (it being understood that the Company does not currently satisfy such listing requirements), the Company shall use reasonable business efforts to obtain authorization of the Common Stock for quotation on the Nasdaq Global Market, the Nasdaq Capital Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., as applicable (the “Principal Market”). Once listed for quotation on the Principal Market, neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.9.

8.10.	Authorization of Additional Stock

(a)    As promptly as practicable after the date hereof but in any event no later than 30 days after the Closing, the Company shall prepare and file with the SEC a preliminary proxy statement, as may be amended or supplemented (as amended and supplemented, the “Proxy Statement”), by which the Company’s stockholders will be asked to approve an amendment and restatement to the Restated Certificate of Incorporation whereby the authorized capital stock of the Company shall be increased to not less than 100 million shares of capital stock (the “Voting Proposal”). The Company shall use its reasonable best efforts to respond to any comments of the SEC, and to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable time. The Company will notify the Investors of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of law. The Investors shall provide the Company all information about the Investors required to be included or incorporated by reference in the Proxy Statement and shall otherwise reasonably cooperate with the Company in taking the actions described in this Section 8.10. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall inform the Investors of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. The Proxy Statement shall include the recommendation of the Board that the stockholders of the Company vote in favor of and approve the Voting Proposal. The Company shall use its reasonable best efforts to obtain such stockholder approval.

(b)   The Company shall call a meeting of its stockholders (the “Company Stockholders Meeting”) no later than 120 days after the date which it files with the SEC its audited financial statements for the year ended December 31, 2005 but in no event later than June 15, 2007 (the “Meeting Deadline”), for the purpose of voting on the Voting Proposal, provided that should a quorum not be obtained at such meeting of the stockholders, the meeting of the stockholders shall be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes. At such meeting, the Company shall use its reasonable best efforts to solicit from holders of Common Stock proxies in favor of the Voting Proposal. The Investors agree that they shall vote, or cause to be voted, in favor of the Voting Proposal all Shares and all shares of Common Stock directly or indirectly owned by them.

(c)    In the event that the Voting Proposal is approved by the Company stockholders, the Company shall promptly file with the Secretary of State of the State of Delaware the applicable amended and restated certificate of incorporation effecting such capital stock increase.

8.11.	Stock Option Pool

As promptly as practicable after the Closing, the Company shall institute a new stock option plan constituting 9,450,000 shares of Common Stock (in addition to the existing Stock Option Plans), representing approximately 15% of the aggregate shares of Common Stock then outstanding on a fully diluted basis, effective as of the Closing Date.

SECTION 9.    MISCELLANEOUS

9.1.	Notices

(a)    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(1)   if to an Investor, at the address or facsimile number set forth on Exhibit A, or at such other address or facsimile number as such Investor may have furnished the Company in writing; and

(2)   if to the Company, at: NYFIX, Inc., 100 Wall Street, 26th Floor, New York, NY 10005 (facsimile: 212-809-1013), Attention: General Counsel, or at such other address or facsimile number as it may have furnished the Investors in writing, with copies (which shall not constitute notice) to Covington & Burling LLP, 1201 Pennsylvania Avenue NW, Washington, DC 20004, Attention: Andrew Jack (facsimile: 202-662-6291) and Philipp Tamussino (facsimile: 646-441-9196).

(b)    Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

9.2.           Expenses and Taxes

(a)    At the Closing, the Company shall reimburse WP for all of WP’s reasonable out-of-pocket fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of WP’s attorneys, accountants and consultants employed in connection with WP’s consideration, negotiation and consummation of the transactions contemplated hereby, WP’s due diligence on the Company, any costs associated with clearance under the HSR Act and any documentation relating to the transactions contemplated hereby. Reimbursement of such fees, disbursements and expenses shall be made by wire transfer of immediately available funds to an account or accounts designated by WP and thereafter the Company will pay, promptly (but in any event within 10 days) upon receipt of a supplemental statement therefor, such additional reasonable fees, disbursements and expenses, if any, as may be incurred by or on behalf of WP in connection with such transactions.

(b)    The Company will pay, and save and hold each Investor harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares, the Conversion Shares or the Exchange Preferred Shares.

9.3.	Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by the Investors on the Closing Date (except for certificates evidencing the Shares), and (iii) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the Company and the Investors by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Company and the Investors may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or any such Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.4.	Termination and Survival

Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time (i) by mutual consent of the Company and the Investors, (ii) by either the Company or WP if the Closing shall not have occurred on or prior to November 30, 2006 (unless such date is extended by mutual written consent); (iii) by the Investors, for any material breach of this Agreement by the Company which remains uncured for a period of ten (10) Business Days after notice is received by the Company; and (iv) by the Company, for any material breach of this Agreement by the Investors which remains uncured for a period of ten (10) Business Days after notice is received by the Investors. In the event of termination pursuant to this Section 9.4, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Investors, or their members, partners, directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of the Company for expenses pursuant to Section 9.2 and (ii) liability for any breach of any representation, warranty or covenant contained in this Agreement.

9.5.	Successors and Assigns

Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The Company may not assign its rights or obligations hereunder without the prior written consent of the Investors. WP may assign its rights and obligations hereunder to its Affiliates; provided, that the assignee provides the Company with written representations and warranties substantially similar to those provided in Section 4.

9.6.	Severability

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

9.7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

9.8.	Waiver of Jury Trial

Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                  9.9.      Consent to Jurisdiction

Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts in the State of New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other courts. Each of the parties hereto further waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.9, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.10.	Paragraph and Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

9.11.	Limitation on Enforcement of Remedies

The Company hereby agrees that it will not assert against the limited partners of any members of any Investor any claim it may have under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder.

9.12.	Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

9.13.	Entire Agreement; Amendment and Waiver

This Agreement, the schedules and exhibits attached hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

NYFIX, INC.

By:	/s/ Steven R. Vigliotti
Name: Steven R. Vigliotti Title: Chief Financial Officer

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner

By: Warburg Pincus Partners LLC, its Managing Member

By: Warburg Pincus & Co., its Managing Member

By:	/s/ Cary J. Davis
Name: Cary J. Davis Title: Managing Director

EXHIBIT A

SCHEDULE OF INVESTORS

INVESTOR NAME AND ADDRESS	SHARES OF CONVERTIBLE PREFERRED STOCK	WARRANT TO PURCHASE COMMON STOCK
Warburg Pincus Private Equity IX, L.P. 466 Lexington Avenue New York, NY 10017 Facsimile: (212) 878-9351 Attention: Cary J. Davis and Adarsh Sarma with a copy (which shall not constitute notice) to: Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Facsimile: (212) 728-9222 Attention: Steven J. Gartner, Esq. and William H. Gump, Esq.	1,500,000	2,250,000

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS, PREFERENCES AND RIGHTS OF
SERIES B VOTING CONVERTIBLE PREFERRED STOCK AND
SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
NYFIX, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of NYFIX, Inc., a Delaware corporation (hereinafter called the “Company”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Company having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Company's Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of 1,500,000 shares of Series B Voting Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series B Preferred Stock”), and the issuance of 500,000 shares of Series C Non-Voting Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series C Preferred Stock” and together with the Series B Preferred Stock, the “Convertible Preferred Stock”), and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Restated Certificate of Incorporation of the Company, as follows:

1.    DESIGNATION. The shares of such series shall be designated (i) “Series B Voting Convertible Preferred Stock” and the number of shares constituting such series shall be 1,500,000 and (ii) “Series C Non-Voting Convertible Preferred Stock” and the number of shares constituting such series shall be 500,000. The number of shares of Series B Preferred Stock and Series C Preferred Stock may be increased or decreased by resolution of the Board of Directors of the Company (the “Board”) and the approval by the holders of a majority of the shares of the outstanding Convertible Preferred Stock voting together as a single class; provided, that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the payment of dividends pursuant to Section 4 hereof.

2.    CURRENCY. All Convertible Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

3.    RANKING. The Convertible Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank prior to each other class or series of shares of the Company ranking junior to the Convertible Preferred Stock, including, without limitation, the common stock of the Company, par value $0.001 per share (the “Common Stock”) (such junior stock being referred to hereinafter collectively as “Junior Stock”). The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank pari passu with the Series C Preferred Stock.

4.    DIVIDENDS.

(a)    The holders of Convertible Preferred Stock shall be entitled to receive dividends per share equal to 7% per annum (the “Dividend Rate”) of the Stated Value (as herein defined) of such Convertible Preferred Stock then in effect, before any dividends shall be declared, set apart for or paid upon the Junior Stock. All dividends declared upon the Convertible Preferred Stock shall be declared pro rata per share and shall compound semi-annually to the extent unpaid. For purposes hereof, the term (i) “Series B Stated Value” shall mean $50.00 per share of Series B Preferred Stock, subject to appropriate adjustment in the event of any stock dividend (excluding dividends paid in shares of Common Stock), stock split, stock distribution or combination with respect to the Series B Preferred Stock and (ii) “Series C Stated Value” shall mean $50.00 per share of Series C Preferred Stock, subject to appropriate adjustment in the event of any stock dividend (excluding dividends paid in shares of Common Stock), stock split, stock distribution or combination with respect to the Series C Preferred Stock. For purposes hereof, the term “Stated Value” shall mean with respect to the (i) Series B Preferred Stock, the Series B Stated Value and (ii) Series C Preferred Stock, the Series C Stated Value. Except as otherwise provided herein, dividends shall be paid in additional shares of Common Stock.

(b)    Dividends payable pursuant to Section 4(a) shall be payable semi-annually in arrears on June 30 and December 31 of each year, with the first payment to be made on December 31, 2006 (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day) (each such payment date being a “Dividend Payment Date” and the period from the Closing Date to the first Dividend Payment Date and each such semi-annual period thereafter being a “Dividend Period”). The amount of dividends payable on the Convertible Preferred Stock for any period shorter or longer than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.

(c)    Dividends on the Convertible Preferred Stock provided for in Section 4(a) shall be cumulative and shall continue to accrue daily whether or not declared and whether or not in any fiscal year there shall be net profits or surplus legally available for the payment of dividends in such fiscal year, so that if in any Dividend Period, dividends contemplated by Section 4(a) in whole or in part are not paid upon the Convertible Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.

2

(d)    Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on all shares of Convertible Preferred Stock held by each such holder.

(e)    Dividends on the Convertible Preferred Stock shall be paid in shares of Common Stock. The number of shares of Common Stock to be issued in payment of such dividend with respect to each outstanding share of Convertible Preferred Stock shall be determined by dividing (i) the amount of the dividend that would have been payable with respect to such share of Convertible Preferred Stock had such dividend been paid in cash by (ii) the applicable Conversion Price (as defined in Section 7(c) below) then in effect. To the extent that any such dividend would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder) then the amount of such fraction multiplied by the Conversion Price shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

(f)    In addition to the dividends referred to in Section 4(a), the Company shall not declare or pay any dividends on shares of Junior Stock unless the holders of the Convertible Preferred Stock then outstanding shall simultaneously receive a dividend on a pro rata basis as if the shares of Convertible Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(g)    Each dividend shall be payable to the holders of record of shares of Convertible Preferred Stock as they appear on the stock records of the Company at the close of business on such record dates (each, a “Dividend Payment Record Date”), which (i) with respect to dividends payable pursuant to Section 4(f), shall be the same day as the record date for the payment of dividends or distributions to the holders of shares of Common Stock, and (ii) with respect to dividends payable pursuant to Section 4(a), shall be not more than 30 days nor less than 10 days preceding the applicable Dividend Payment Date.

(h)    From and after the time, if any, that the Company shall have failed to pay on any Dividend Payment Date any dividend in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock at cost made pursuant to any employee or director incentive or benefit plans or arrangements of the Company or any subsidiary of the Company or the payment of cash in lieu of fractional shares in connection therewith) for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Stock or the payment of cash in lieu of fractional shares in connection therewith) until all such dividends have been paid in full.

3

(i)    In the event that the Company (i) fails to file the Proxy Statement within 30 days of the Initial Issuance Date (the “Proxy Deadline”) or (ii) within one business day of the Meeting Deadline the Company fails to duly increase and reserve for issuance a number of its authorized shares of Common Stock in an amount sufficient to provide for: (x) the conversion of, and payment of dividends upon, the Convertible Preferred Stock; (y) the exercise of the warrants issued on the date hereof to the holders of the Convertible Preferred Stock; and (z) the exercise of all options granted or available for grant under any then outstanding options or option plans of the Company (collectively, the “Share Capital Condition”), then the Dividend Rate shall be increased by two (2) percentage points effective on the date of such Proxy Deadline or Meeting Deadline, as applicable (each, a “Default Date”), with further annual Dividend Rate increases of two (2) percentage points effective each succeeding anniversary of the Default Date for as long as the Share Capital Condition remains unsatisfied; provided, however, that with effect from the date of filing and acceptance of the amended certificate of incorporation with the Secretary of State of the State of Delaware satisfying the Share Capital Condition, the Dividend Rate shall be reset such that any increases pursuant to this Section 5(i) shall be of no further force or effect.

5.    LIQUIDATION, DISSOLUTION OR WINDING UP.

(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation”), before any distribution or payment shall be made to holders of any Junior Stock, each holder of Convertible Preferred Stock shall be entitled to receive an amount in cash per share of Convertible Preferred Stock equal to the greater of (i) the Stated Value per share, plus an amount equal to the greater of (x) any dividends accrued but unpaid thereon (whether or not declared) through the date of Liquidation and (y) the amount in cash that each holder would have received if all accrued but unpaid dividends (whether or not declared) had been paid in shares of Common Stock immediately prior to such Liquidation (the amount payable pursuant to this Section 5(a)(i) is referred to as the “Redemption Price”) and (ii) the payment such holders would have received had such holders, immediately prior to such Liquidation, (a) converted their shares of Convertible Preferred Stock into shares of Common Stock (pursuant to, and at a conversion rate described in, Section 7) immediately prior to such Liquidation and (b) received all accrued but unpaid dividends (whether or not declared) through the date of Liquidation in shares of Common Stock immediately prior to such Liquidation (the greater of (i) and (ii) is referred to herein as the “Liquidation Preference”). If, upon any such Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Convertible Preferred Stock of the Liquidation Preference set forth in this Section 5(a), the holders of Convertible Preferred Stock shall share equally and ratably in any distribution of such assets in proportion to the full Liquidation Preference to which each such holder would otherwise be entitled.

(b)    After the payment of all preferential amounts required to be paid to the holders of Convertible Preferred Stock and any other series of Preferred Stock upon a Liquidation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its stockholders.

(c)    In connection with any Change of Control (as defined below), the holders of the Convertible Preferred Stock may, at their election, (i) treat the Convertible Preferred Stock as if converted into Common Stock and receive the consideration due to the holders of Common

4

Stock in connection with the Change of Control, pursuant to provision to be made in accordance with Section 8(c) or 8(d), as applicable, or (ii) receive the Liquidation Preference; provided that if a Change of Control occurs within three (3) years after the Closing Date (as defined herein), the Liquidation Preference payable to the holders of outstanding shares of Convertible Preferred Stock shall be an amount in cash per share equal to the sum of the then current Liquidation Preference plus the greater of (x) the per share amount of all dividends that would have been payable on the Convertible Preferred Stock during the period commencing on the date of the Change of Control through and including the date that is the third anniversary of the Closing Date (the amount of such dividends is referred to as the “Future Dividends”) and (y) the amount in cash that each holder would have received if all Future Dividends had been paid in shares of Common Stock immediately prior to the Change of Control. A “Change of Control” shall mean (i) the acquisition by any person, directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of shares of Common Stock representing 50% or more of the total shares of Common Stock then outstanding; (ii) a consolidation, merger, reorganization or other form of acquisition of or by the Company or other transaction in which the Company’s shareholders retain less than 40% (by vote or value) of the surviving entity upon consummation of such transaction or (iii) a sale or other transfer of all or substantially all of the Company’s assets; provided, however that any such event described in clauses (i), (ii) or (iii) above shall not be deemed a Change of Control unless approved by the Company’s Board of Directors.

6.    VOTING RIGHTS.

(a)    The holders of the shares of Series B Preferred Stock shall be entitled to (i) vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock other than the election of directors (as to which the holders of Series B Preferred Stock shall have rights voting separately as a class as set out in Sections 6(b) and (c), (ii) a number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is then convertible at the time of the related record date and (iii) notice of all stockholders’ meetings (or pursuant to any action by written consent) in accordance with the Restated Certificate of Incorporation and Bylaws of the Company as if the holders of Series B Preferred Stock were holders of Common Stock; provided, however, that solely for the purpose of determining the number of votes pursuant to subsection (ii) above, and effective only upon and following the date that the Common Stock is relisted, if ever, on the Nasdaq National Market (“Nasdaq”), the Conversion Price used to determine the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to subsection (ii) above shall be deemed to be the greater of (x) the then applicable Conversion Price and (y) the closing bid price of the Common Stock as quoted on the Pink Sheets on the Closing Date, it being understood that this adjustment to the Conversion Price for the purpose of determining the voting rights of the holders of Series B Preferred Stock shall have no effect prior to the Company’s re-listing on Nasdaq. Except as provided by law, by the provisions of Sections 6(b), 6(c) and 6(d) below or by the provisions establishing any other series of Preferred Stock, holders of Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class. Except as provided by law, the holders of Series C Preferred Stock shall have no voting rights.

5

(b)    For as long as Warburg Pincus Private Equity IX, L.P. and its Affiliates (as defined herein) (collectively, “Warburg Pincus”) Beneficially Own at least fifty percent (50%) of the shares of the Series B Preferred Stock initially issued to Warburg Pincus pursuant to the Securities Purchase Agreement (for these purposes treating any shares of Series C Preferred Stock as if they were outstanding shares of Series B Preferred Stock): (i) the holders of the Series B Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect two (2) directors (herein referred to as the “Series B Directors”) to the Board, which Series B Directors shall be duly appointed in accordance with the Company’s bylaws and Certificate of Incorporation and the General Corporation Law of the State of Delaware; (ii) each Series B Director so elected shall serve until his or her successor is elected and qualified; (iii) any vacancy in the position of a Series B Director may be filled only by the holders of a majority of the then outstanding shares of Series B Preferred Stock and not by the holders of any other class or series of capital stock; and (iv) each such Series B Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the then outstanding shares of Series B Preferred Stock, at a special meeting called for such purpose or by written consent of such holders, and any vacancy created by such removal may also be filled by such holders at such meeting or by such consent. In the event the Board establishes any committee thereof, including, without limitation, a Compensation Committee or an Audit Committee, at least one of the Series B Directors shall have the right, but not the obligation, to be a member of each such committee, unless prohibited by law or applicable rules of any stock exchange on which the Common Stock is listed, excluding any committee formed to consider a transaction between Warburg Pincus and the Company.

(c)    Upon written notice to the Company given by the holders of a majority of the then outstanding shares of Series B Preferred Stock at any time following and during the continuance of any Financial Statement Filing Default (as defined herein) or Financial Statement Breach (as defined herein) (collectively, a “Default”), the holders of Series B Preferred Stock shall as a class become entitled to Special Voting Rights (as hereinafter defined). Failure by the holders of Series B Preferred Stock to exercise their Special Voting Rights promptly upon the occurrence of a Default shall not be deemed to be a waiver of such rights, such rights being exercisable at any time that a Default shall have occurred or be continuing. For purposes of this Section 6(c), the term “Special Voting Rights” shall mean the right to elect, upon the occurrence and during the continuance of a Default as provided in the foregoing paragraph, one (1) additional director to the Board (the “Default Director”).

Immediately upon the accrual of the Special Voting Rights, the number of directors of the Company shall, ipso facto, be increased by one and the Default Director shall be elected only by vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class. If (x) a Financial Statement Breach shall occur or (y) any Financing Statement Filing Default shall occur and be continuing:

(i)    the holders of a majority of the then outstanding shares of Series B Preferred Stock may at their option at any time exercise the Special Voting Rights to elect the Default Director either at a special meeting of the holders of Series B Preferred Stock or by written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock without a meeting in accordance with the DGCL;

6

(ii)    any vacancy in the position of a Default Director may be filled only by the holders of a majority of the then outstanding shares of Series B Preferred Stock;

(iii)    the Default Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of a majority of the then outstanding shares of Series B Preferred Stock called for such purpose, or the written consent, of the holders of a majority of the then outstanding shares of Series B Preferred Stock; and

(iv)    any vacancy created by such removal may also be filled at such meeting or by such consent.

(d)    In addition to any other rights provided by law, so long as at least fifty percent (50%) of the aggregate shares of Series B Preferred Stock issued prior to the date of determination remain outstanding (for these purposes treating any shares of Series C Preferred Stock as if they were outstanding shares of Series B Preferred Stock), the Company shall not and shall not permit any direct or indirect subsidiary of the Company to, whether by reclassification, merger, acquisition or otherwise, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(i)    amend, alter or repeal any provision of the Company’s bylaws or certificate of incorporation so as to adversely affect the rights, preferences or privileges of the Series B Preferred Stock, or split, reverse split, subdivide, reclassify or combine the Series B Preferred Stock;

(ii)    amend, alter or repeal any provision of the Company’s bylaws or certificate of incorporation so as to adversely affect the rights, preferences or privileges of the Series C Preferred Stock, or split, reverse split, subdivide, reclassify or combine the Series C Preferred Stock;

(iii)    adopt any “shareholder rights plan” or similar instrument that would have the effect of, or amend any “shareholder rights plan” in effect on the date hereof, which as amended would have the effect of, diluting the economic or voting interest in the Company of the holders of the Convertible Preferred Stock resulting from the ownership of the Convertible Preferred Stock;

(iv)    incur or guarantee, directly or indirectly, or permit any subsidiary to incur or guarantee, directly or indirectly, any indebtedness, distribute or permit any non-wholly owned subsidiary to distribute to any securityholders any asset, purchase or permit any subsidiary to purchase any securities issued by the Company or any subsidiary or pay or permit any non-wholly owned subsidiary to pay any dividend, if following such transaction, (x) net debt (including any debt to be incurred in connection with any such transactions) as of such date divided by (y) EBITDA for the twelve months preceding such date would be in excess of 3.0;

(v)    create, authorize or issue any Senior Securities (as defined herein) or any Parity Securities (as defined herein) or make any payment of dividends on Senior

7

Securities or Parity Securities other than pursuant to the terms of the certificate or other instrument authorizing such securities or increase the issued or authorized number of shares of Convertible Preferred Stock; or

(vi)    except to the extent required by Section 6(c), increase the number of members of the Board to greater than twelve (12).

7.    CONVERSION.

(a)    Conversion by the Company. Following the date that is the 18-month anniversary of the Closing Date, subject to the provisions of this Section 7, the Company shall have the right to require the holders of shares of Convertible Preferred Stock, from time to time, at the Company’s option, to convert the holders’ shares of Convertible Preferred Stock, in whole or in part, into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying (a) with respect to the Series B Preferred Stock, the number of shares of Series B Preferred Stock subject to conversion pursuant to this Section 7(a) by the quotient obtained by dividing (i) the Redemption Price for the Series B Preferred Stock by (ii) the Series B Conversion Price (as defined below) then in effect (such quotient is referred to herein as the “Series B Conversion Rate”) and (b) with respect to the Series C Preferred Stock, the number of shares of Series C Preferred Stock subject to conversion pursuant to this Section 7(a) by the quotient obtained by dividing (i) the Redemption Price for the Series C Preferred Stock by (ii) the Series C Conversion Price (as defined below) then in effect (such quotient is referred to herein as the “Series C Conversion Rate”; the Series B Conversion Rate and the Series C Conversion Rate are sometimes referred to herein as the “Conversion Rate” and where used herein, shall mean the Conversion Rate of the applicable series of Convertible Preferred Stock); provided, however, the Company’s right to require shares of Convertible Preferred Stock to be converted pursuant to this Section 7(a) is subject to the requirement that the average closing price of a share of Common Stock for the 30 consecutive trading days preceding the date which is five Business Days prior to the Convertible Preferred Notice Date is greater than the price obtained by multiplying (x) the Applicable Multiple (as defined herein) by (y) the then applicable Conversion Price for the shares of Convertible Preferred Stock then being converted. The “Applicable Multiple” is determined as follows: (a) for the period beginning on the day following the 18-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, the Applicable Multiple shall be 3.5; (b) for the period beginning on the day following the 36-month anniversary of the Closing Date and ending on the 60-month anniversary of the Closing Date, the Applicable Multiple shall be 3.0; and (c) for any date following the 60-month anniversary of the Closing Date, the Applicable Multiple shall be 2.5.

(b)    Conversion by the Holders. Subject to the provisions of this Section 7, each holder of shares of Convertible Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Convertible Preferred Stock, in whole or in part, into the number of fully paid and non-assessable shares of Common Stock obtained at the Conversion Rate then in effect. Notwithstanding the foregoing, a holder of shares of Series C Preferred Stock shall not have the right to convert any of such holder’s shares of Series C Preferred Stock, if, after giving effect to such conversion, the holder thereof would Beneficially Own 45% or more of the Common Stock of the Company on an as converted basis, provided, however, that a holder of shares of Series C Preferred Stock shall have

8

the right at such holder’s option to convert any or all of such holder’s shares of Series C Preferred Stock in connection with a Change of Control.

(c)    Conversion Price. The initial conversion price for each share of (i) Series B Preferred Stock is initially equal to $5.00 per share (subject to adjustment as provided herein, the “Series B Conversion Price”) and (ii) Series C Preferred Stock is initially equal to $5.00 per share (subject to adjustment as provided herein, the “Series C Conversion Price”). The Series B Conversion Price and the Series C Conversion Price are sometimes referred to herein as the “Conversion Price” and where used herein, shall mean the Conversion Price of the applicable series of Convertible Preferred Stock. The initial (i) Series B Conversion Rate for the Series B Preferred Stock shall be ten (10) shares of Common Stock for each one share of Series B Preferred Stock surrendered for conversion and (ii) Series C Conversion Rate for the Series C Preferred Stock shall be ten (10) shares of Common Stock for each one share of Series C Preferred Stock surrendered for conversion. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(d)    Mechanics of Conversion.

(i)    In order to exercise the conversion privilege set forth in Section 7(a) above, the Company shall deliver to the holder of any Convertible Preferred Stock written notice (the “Convertible Preferred Conversion Notice”) of such conversion, at least 10 Business Days and no more than 20 Business Days prior to the Conversion Date, specifying: (i) the number of shares of Convertible Preferred Stock to be converted and, if fewer than all the shares held by such holder are to be converted, the number of shares to be converted by such holder; (ii) the Mandatory Conversion Date (as defined below); (iii) the number of shares of Common Stock to be issued in respect of each share of Convertible Preferred Stock that is converted; (iv) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock; and (v) that dividends on the shares to be converted will cease to accrue on such Mandatory Conversion Date. The holder of the Convertible Preferred Stock to be converted shall promptly surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Convertible Preferred Stock (or if no transfer agent be at the time appointed, then the Company at its principal office). If fewer than all of the outstanding shares of Convertible Preferred Stock are to be converted pursuant to Section 7(a), the shares shall be converted on a pro rata basis (according to the number of shares of Convertible Preferred Stock held by each holder, with any fractional shares rounded to the nearest whole share). For the purposes of this section, the “Mandatory Conversion Date” shall be the date specified as the conversion date in the Company’s Convertible Preferred Conversion Notice.

(ii)    In order to exercise the conversion privilege set forth in Section 7(b) above, the holder of any Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the principal office of the Company (or any transfer agent of the Company previously designated by the Company to the holders of Convertible Preferred Stock for this purpose) with a, irrevocable and unconditional written notice of election to convert, completed and signed, specifying the number of shares to be converted (it being understood, that in connection with a Change

9

of Control of the Company, a holder of Convertible Preferred Stock may make a conversion notice conditional upon the Change of Control, and may rescind any such conversion notice prior to the effective time thereof specified in any such conversion notice). Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Convertible Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Company, duly executed by the holder thereof or such holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(g). For the purposes of this section, the “Optional Conversion Date” shall be the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and notice.

(iii)    Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Convertible Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Company, duly executed by the holder thereof or such holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(g). Within two Business Days after the surrender by the holder of the certificates for shares of Convertible Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion of such shares, cash in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(h) and, if less than all shares of Convertible Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Convertible Preferred Stock not converted.

(iv)    At such time on the Mandatory Conversion Date or Optional Conversion Date, as applicable,

    (1)    the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and

    (2)    such shares of Convertible Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares (x) in the event of conversion pursuant to Section 7(a), covered by the Convertible Preferred Conversion Notice and (y) in the event of conversion pursuant to Section 7(b), surrendered for conversion, shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7.

(e)    All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and non-assessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company will procure, at

10

its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded. The Company will take all commercially reasonable action as may be necessary to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or traded.

(f)    Upon any such conversion, all accrued but unpaid dividends (whether or not declared), through the date of such conversion, on the Convertible Preferred Stock surrendered for conversion shall be paid at the election of the Company, in cash or in shares of Common Stock. In the event such dividends are paid in additional shares of Common Stock, the number of shares of Common Stock to be issued in payment of the dividend with respect to each outstanding share of Common Stock shall be determined by dividing the amount of the dividend that would have been payable had such dividend been paid in cash by an amount equal to the Conversion Price. To the extent that any such dividend would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder) then the amount of such fraction multiplied by the Conversion Price shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

(g)    Issuances of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to any holder of shares of Convertible Preferred Stock for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Convertible Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(h)    The Company shall not issue fractions of shares of Common Stock upon conversion of Convertible Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 7(h), be issuable upon conversion of any Convertible Preferred Stock, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by Nasdaq, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined in good faith by the Board.

11

(i)    Any shares of Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

8.    ANTI-DILUTION PROVISIONS. The Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment from time to time in accordance with this Section 8. For purposes of this Section 8, the term “Common Stock Outstanding” at any given time shall mean the number of shares of Common Stock outstanding at such time on a fully diluted basis (including (i) all options, warrants and securities convertible into or exchangeable for shares of Common Stock (other than the Convertible Preferred Stock) and (ii) without duplication, the number of shares of the Common Stock deemed to be outstanding under paragraphs 8(a)(i) to (iii), inclusive, at such time).

(a)    Common Stock Issued at Less than Conversion Price. If after the Initial Issuance Date the Company issues or sells any Common Stock without consideration or for consideration per share less than the then applicable Conversion Price in effect as of the date of such issuance or sale, the applicable Conversion Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying (i) the applicable Conversion Price at which shares of Convertible Preferred Stock were theretofore convertible by (ii) a fraction of which the numerator shall be the sum of (a) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (b) the number of additional shares of Common Stock that the aggregate consideration received by the Company for the number of shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately preceding such issuance or sale, and of which the denominator shall be the sum of (x) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale, plus (y) the number of additional shares of Common Stock so issued. For the purposes of any adjustment of the applicable Conversion Price pursuant to this Section 8(a), the following provisions shall be applicable:

(i)    In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock after deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(ii)    In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, provided, however, that such fair value as determined by the Board shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.

(iii)    In the case of the issuance of (I) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (II)

12

securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(1)    the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 8(a)(i) and (ii)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(2)    the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 8(a)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(3)    on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, the applicable Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(4)    on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

13

(5)    if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(b)    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the applicable Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price at which the shares of Convertible Preferred Stock were theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

(c)    Reorganizations, Reclassifications, Etc. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Convertible Preferred Stock shall have the right to acquire and receive upon conversion of the Convertible Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Convertible Preferred Stock at the Conversion Price then in effect. The Company, the Person formed by the consolidation or resulting from the merger or which acquires or leases such assets or which acquires the Company’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the dividend, liquidation preference, voting and other rights of the holders of Convertible Preferred Stock established herein are unchanged, except as permitted herein or as required by applicable law, rule or regulation. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8.

(d)    Tender Offers, Exchange Offers, Etc. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Convertible Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon conversion of the Convertible Preferred Stock either the stock, securities or assets then issuable with respect to

14

the Common Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

(e)    Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 8(a), (b), (c) or (d) shall occur.

(f)    Rounding of Calculations; Minimum Adjustments. All calculations under this Section 8 shall be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 8(f) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(g)    Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in this Section 8 or in Section 9, the Company shall forthwith file, at each office designated for the conversion of Convertible Preferred Stock, a statement, signed by the Chairman of the Board, the President, or the Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Convertible Preferred Stock at the address appearing in the Company’s records.

(h)    Notices. In the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 8(a)-(d) and (i), the Company shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least twenty (20) days prior to such record date, give notice to each holder of shares of Convertible Preferred Stock, in the manner set forth in Section 8(g) above, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Convertible Preferred Stock.

(i)    Purchase Rights. If at any time or from to time after the Initial Issuance Date the Company shall grant, issue or sell any (i) options, warrants or other rights to purchase or acquire Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or options, warrants or other rights to purchase or acquire such convertible or exchangeable securities or (iii) rights to purchase property (collectively, the “Purchase Rights”) pro rata to the record holders of any class of Common Stock and both (1) such Purchase Rights are not distributed with respect to the Convertible Preferred Stock pursuant to Section 4(f) and (2) such grants, issuance or sales do not result in an adjustment of the Conversion Price under Section 8, then each holder of Convertible Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 8(g)) upon the terms applicable to such Purchase Rights either:

15

(1)    the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Convertible Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Convertible Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Convertible Preferred Stock specifically to request delivery of such rights; or

(2)    in the event that any such Purchase Rights shall have expired or shall expire prior to the end of such thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

(j)    The provisions of this Section 8 shall not apply to any Common Stock issued, issuable or deemed outstanding under paragraphs 8(a)(i) to (iii) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees of the Company or its subsidiaries in effect on the Initial Issuance Date or thereafter adopted by the Board; (ii) any equity securities issued as consideration in connection with a bona fide acquisition, merger or consolidation by the Company provided such acquisition, merger or consolidation has been approved by the Board; (iii) securities issued in connection with licensing, marketing or distribution arrangements or similar strategic transactions approved by the Board; (iv) pursuant to options, warrants and conversion rights in existence on the Initial Issuance Date; (v) on conversion of the Convertible Preferred Stock or the sale of any additional shares of Convertible Preferred Stock; or (vi) to any issuance of additional shares of Common Stock as a dividend pursuant to Section 4 hereof.

(k)    If any event occurs as to which, in the opinion of the Board, the provisions of this Section 8 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the applicable Conversion Price as otherwise determined pursuant to any of the provisions of this Section 8 except in the case of a combination of shares of a type contemplated in Section 8(b) hereof and then in no event to an amount larger than the applicable Conversion Price as adjusted pursuant to Section 8(b) hereof.

(l)    Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

16

(m)    Except as provided in this Section 8 and Section 9, no adjustment in respect of any dividends or other payments or distributions made to holders of Convertible Preferred Stock of securities issuable upon the conversion of the Convertible Preferred Stock will be made during the term of the Convertible Preferred Stock or upon the conversion of the Convertible Preferred Stock.

9.    ADJUSTMENT UPON DEFAULT.

(a)    In the event that the Company fails for any reason to file with the SEC its audited financial statements for each of the three years ended December 31, 2003, 2004 and 2005 and its unaudited financial statements for the six month period ended June 30, 2006 (collectively, the “Financial Statements”) prior to February 15, 2007 (any such event, a “Financial Statement Filing Default”), the Series B Conversion Price and the Series C Conversion Price shall each be automatically adjusted to be the lowest average closing price of a share of Common Stock for each consecutive thirty (30) consecutive Business Day period from February 15, 2007 to and including the Filing Date (as defined below) (such price, the “Lowest Average Price”); provided, however, that in no event shall the Conversion Price be adjusted to greater than the then current Series B Conversion Price or Series C Conversion Price, as applicable. In the event that fewer than 30 Business Days elapse between February 15, 2007 and the Filing Date, the Lowest Average Price shall be computed on the basis of the average closing price of a share of Common Stock for the thirty (30) consecutive Business Days preceding the Filing Date. As used herein, “Filing Date” means the date on which the Company files its Financial Statements with the SEC (the “Filing Date”).

(b)    In the event that the representation and warranty of the Company in Section 3.7 of the Securities Purchase Agreement proves to have been incorrect in any material respect as of the date it was made (such inaccuracy, a “Financial Statement Breach”), the Series B Conversion Price and the Series C Conversion Price shall each be automatically adjusted to be the lesser of (i) the average closing price of a share of Common Stock for the thirty (30) consecutive Business Days following the date of public announcement by the Company that its audited results of operations for each of the three years ended December 31, 2003, 2004 and 2005 and the six month period ended June 30, 2006 are complete and (ii) the average closing price of a share of Common Stock for the thirty (30) consecutive Business Days following the Filing Date (such price, the “Filing Date Average Price”); provided, however, that in no event shall the Conversion Price be adjusted to greater than the then current applicable Conversion Price. In the event the Company does not make a public announcement as contemplated in (i) above prior to the Filing Date, the Conversion Price shall be automatically adjusted to the Filing Date Average Price; provided, however, that in no event shall the Conversion Price be adjusted to be greater than the then current Conversion Price.

(c)    In the event the Conversion Price is required to be adjusted pursuant to both clauses (a) and (b) above, the Conversion Price shall equal the lower of (i) the Conversion Price obtained pursuant to Section 9(a) and (ii) the Conversion Price obtained pursuant to Section 9(b).

(d)    Notwithstanding clauses (a), (b) and (c) above, in no event shall the then current applicable Conversion Price be reduced pursuant to this Section 9 by more than 25%

17

(calculated by reference to the applicable Conversion Price before giving effect to any such adjustment).

10.    ISSUE TAXES. The Company shall pay all issue taxes, if any, incurred in respect of the issue of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the Common Stock to be issued on conversion is to be issued in a name or names other than the name or names in which such surrendered shares stand, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock to the name of another.

11.    RESERVATION OF SHARES. The Company shall at all times when the Convertible Preferred Stock shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Convertible Preferred Stock, such number of its authorized but unissued Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Convertible Preferred Stock, including all dividends payable thereon in shares of Common Stock. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company. All Common Stock delivered upon conversion of the Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

12.    STATUS OF SHARES. All shares of Convertible Preferred Stock that are at any time converted pursuant to Section 7 and all shares of Convertible Preferred Stock that are otherwise reacquired by the Company shall be prohibited from being reissued as Series B Preferred Stock or Series C Preferred Stock and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

13.    CERTAIN DEFINITIONS. As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

“Beneficially Own” or “Beneficial Ownership” shall mean the aggregate beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act.

“Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York.

“Closing Date” shall mean the date of consummation of the transactions contemplated by the Securities Purchase Agreement.

“closing price” means, with respect to a particular security, on any given day, the closing price on the Nasdaq National Market or, if not listed on the Nasdaq National Market, on any other principal national securities exchange on which the applicable security is listed or

18

admitted to trading, as applicable, or if not quoted on the Nasdaq National Market or listed or admitted to trading on any other national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market, the Pink Sheets or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market, the Pink Sheets or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the NASD, Inc. selected from time to time by the Company for that purpose.

“Convertible Preferred Directors” shall mean the Series B Directors and the representatives designated by Warburg Pincus upon the conversion of 50% of the Series B Preferred Stock as set forth in the Securities Purchase Agreement.

“Convertible Preferred Notice Date” shall mean the date on which the Company shall deliver to the holders of the Convertible Preferred Stock notice of conversion of the Convertible Preferred Stock pursuant to Section 7(a) hereto.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization as calculated in accordance with U.S. generally accepted accounting principles.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Initial Issuance Date” means the date that is the Closing Date.

“Initial Purchase Price” means $50.00 per share of Series B Preferred Stock or Series C Preferred Stock, as applicable.

“Market Price” means, with respect to a particular security, on any given day, the volume weighted average price or, in case no such reported sales take place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the Nasdaq National Market or, if not listed on the Nasdaq National Market, on any other principal national securities exchange on which the applicable security is listed or admitted to trading, as applicable, or if not quoted on the Nasdaq National Market or listed or admitted to trading on any other national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the NASD, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

19

“Meeting Deadline” means no later than 120 days after the date which the Company files with the SEC its audited financial statements for the year ended December 31, 2005 but in no event later than June 15, 2007.

“Parity Securities” means each class or series of equity securities of the Company, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Convertible Preferred Stock (whether with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the Company).

“Pink Sheets” shall mean the daily publication compiled by the National Quotation Bureau with bid and ask prices of over-the-counter stocks.

“Proxy Statement” shall mean the proxy statement filed with the SEC, as contemplated by the Securities Purchase Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of [ ], 2006, by and between the Company and each of the Investors named therein, as amended from time to time in accordance with its terms.

“Senior Securities” means each class or series of equity securities of the Company, whether currently issued or issued in the future, that by its terms ranks senior to the Convertible Preferred Stock (whether with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the Company).

14.    HEADINGS. The headings of the paragraphs of this Schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

15.    WAIVERS. Any of the rights of the holders of (i) Series B Preferred Stock set forth herein may be waived by any holder of Series B Preferred Stock with respect to such holder or by the affirmative consent or vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, voting together as a separate class, and such waiver shall be binding on all holders of Series B Preferred Stock, (ii) Series C Preferred Stock set forth herein may be waived by any holder of Series C Preferred Stock with respect to such holder or by the affirmative consent or vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding, voting together as a separate class, and such waiver shall be binding on all holders of Series C Preferred Stock or (iii) Convertible Preferred Stock together as a class set forth herein may be waived by any holder of Convertible Preferred Stock with respect to such holder or by the affirmative consent or vote of the holders of a majority of the shares of Convertible Preferred Stock then outstanding, voting together as a separate class, and such waiver shall be binding on all holders of Convertible Preferred Stock.

20

IN WITNESS WHEREOF, NYFIX, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this ___ day of _____________, 2006.

NYFIX, INC.

By:
Name:
Title

EXHIBIT C

FORM OF WARRANT

R _________

THIS WARRANT AND THE WARRANT SHARES HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS
AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE
SECURITIES LAWS, AND MAY NOT BE PLEDGED, HYPOTHECATED,
SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO
REGISTERED OR AN EXEMPTION THEREFROM IS AVAILABLE

WARRANT TO PURCHASE COMMON STOCK
OF NYFIX, INC.

THIS CERTIFIES THAT, for value received, NYFIX, Inc., a Delaware corporation (the "Company"), promises to issue to ____________, the holder of this Warrant, its nominees, successors or assigns (the "Holder"), 2,250,000 nonassessable shares of Common Stock, par value $0.001 per share, of the Company ("Common Stock"), upon the payment by the Holder to the Company of the Warrant Price (as defined herein) and to deliver to the Holder a certificate or certificates representing the Common Stock purchased. The number of shares of Common Stock purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as provided herein. The initial Warrant Price (the "Warrant Price") per share of Common Stock shall equal $7.75 per share, subject to adjustment as provided herein.

For the purpose of this Warrant, the term "Common Stock" shall mean (i) the class of stock designated as the Common Stock at the date of this Warrant, or (ii) any other class or classes of stock resulting from successive changes or reclassifications of such class of stock, and the term "Business Day" shall mean any day other than a Saturday or Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

Section 1.    Term of Warrant, Exercise of Warrant.  (a)  Subject to the terms of this Warrant, the Holder shall have the right, at its option, which may be exercised in whole or in part, at any time, and from time to time, commencing at the time of the issuance of this Warrant and until 5:00 p.m. Eastern Time on ________, 20161  to purchase from the Company the number of fully paid and nonassessable shares of Common Stock which the Holder may at the time be entitled to purchase on exercise of this Warrant ("Warrant Shares"). Notwithstanding the foregoing, if the Holder shall have given the Company written notice of its intention to exercise this Warrant on or before 5:00 p.m. Eastern Time on ___________, 2016, the Holder may exercise this Warrant at any time through (and including) the Business Day next following the date that all applicable required regulatory holding periods have expired and all applicable required governmental approvals have been obtained in connection with such exercise of this Warrant by the Holder, if such Business Day is later than on ___________, 2016 (_________,

[1]	Tenth anniversary of Closing Date.

2016 or such later date being herein referred to as the "Warrant Expiration Date"). After the Warrant Expiration Date, this Warrant will be void.

(b)    The purchase rights evidenced by this Warrant shall be exercised by the Holder surrendering this Warrant, with the form of subscription at the end hereof duly executed by the Holder, to the Company at its office in Stamford, CT (or, in the event the Company’s principal office is no longer in Stamford, CT, its then principal office in the United States (the “Principal Office”)), accompanied by payment, of an amount (the "Exercise Payment") equal to the Warrant Price multiplied by the number of Warrant Shares being purchased pursuant to such exercise, payable as follows: (i) by payment to the Company in cash, by certified or official bank check, or by wire transfer of the Exercise Payment, (ii) by surrender to the Company for cancellation of securities of the Company having a Market Price (as hereinafter defined) on the date of exercise equal to the Exercise Payment; or (iii) by a combination of the methods described in clauses (i) and (ii) above. In lieu of exercising the Warrant, the Holder may elect to receive a payment equal to the difference between (i) the Market Price on the date of exercise multiplied by the number of Warrant Shares as to which the payment is then being elected and (ii) the Exercise Payment with respect to such Warrant Shares, payable by the Company to the Holder only in shares of Common Stock valued at the Market Price on the date of exercise (a “Net Exercise”). For purposes hereof, the term "Market Price" shall mean, with respect to any day, the average closing price of a share of Common Stock or other security for the fifteen (15) consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such fifteen (15) trading day period on Nasdaq or, if the shares are not listed on Nasdaq, in the over-the-counter market or pink sheets or, if the shares of Common Stock or securities are not publicly traded, the Market Price for such day shall be the fair market value thereof determined jointly by the Company and the Holder; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Market Price shall be determined in good faith by an independent investment banking firm selected jointly by the Company and the Holder or, if that selection cannot be made within fifteen (15) days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules. All costs and expenses incurred in connection with the determination of Market Price shall be borne by the Company.

(c)    Upon any exercise of this Warrant, the Company shall issue and cause to be delivered with all reasonable dispatch, but in any event within three (3) Business Days, to or upon the written order of the Holder and, subject to Section 3, in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon such exercise together with such other property, including cash, which may be deliverable upon such exercise. If fewer than all of the Warrant Shares represented by this Warrant are purchased, a new Warrant of the same tenor as this Warrant, evidencing the Warrant Shares not purchased will be issued and delivered by the Company at the Company's expense, to the Holder together with the issue of the certificates representing the Warrant Shares then being purchased. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Company.

Section 2.    Warrant Register, Registration of Transfers

2

Section 2.1.    Warrant Register. The Company shall keep at its Principal Office, a register (the "Warrant Register") in which the Company shall record the name and address of the Holder from time to time and all transfers and exchanges of this Warrant. The Company shall give the Holder prior written notice of any change of the address at which such register is kept.

Section 2.2.    Registration of Transfers, Exchanges or Assignment of Warrants. The Holder shall be entitled to assign its interest in this Warrant in whole or in part to any person upon surrender thereof accompanied by a written instrument or instruments of transfer in the form of assignment at the end hereof duly executed by the Holder. This Warrant may also be exchanged or combined with warrants of like tenor at the option of the Holder for another Warrant or Warrants of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares upon presentation thereof to the Company as its Principal Office together with a written notice signed by the Holder specifying the denominations in which the new Warrant is or the new Warrants are to be issued.

Upon surrender for transfer or exchange of this Warrant to the Company at its Principal Office for transfer or exchange, in accordance with this Section 2, the Company shall, without charge (subject to Section 3), execute and deliver a new Warrant or Warrants of like tenor and of a like aggregate amount of Warrant Shares in the name of the assignee named in such instrument of assignment and, if the Holder's entire interest is not being assigned, in the name of the Holder with respect to that portion not transferred, and this Warrant shall promptly be canceled.

Section 3.    Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of any Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrant or certificate for Warrant Shares in a name other than that of the Holder as such name is then shown on the books of the Company.

Section 4.    Certain Covenants.

Section 4.1.    Reservation of Warrant Shares. Promptly following the date on which the Company amends its Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, the Company shall at all times keep reserved, out of its authorized but unissued Common Stock, free from any preemptive rights, rights of first refusal or other restrictions (other than pursuant to the Securities Act of 1933, as amended (the "Act")) a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by this Warrant. The transfer agent, if any, for the Common Stock, and every subsequent transfer agent for any shares of its Common Stock issuable upon the exercise of any of the rights of purchase as set out in this Warrant, shall be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be requisite for such purpose.

Section 4.2.    No Impairment. The Company shall not by any action including, without limitation, amending its Restated Certificate of Incorporation, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of

3

all such action, as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant at the then Warrant Price therefor.

Section 4.3.    Notice of Certain Corporate Action. In case the Company shall propose (a) to offer to the holders of its Common Stock rights to subscribe for or to purchase any shares of Common Stock or shares of stock of any class or any other securities, rights or options, or (b) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision, or combination, of outstanding shares of Common Stock), or (c) to effect any capital reorganization, or (d) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of its property, assets or business, or (e) to effect the liquidation, dissolution or winding up of the Company or (f) to offer to the holders of its Common Stock the right to have their shares of Common Stock repurchased or redeemed or otherwise acquired by the Company, or (g) to take any other action which would require the adjustment of the Warrant Price and/or the number of Warrant Shares issuable upon exercise of this Warrant, then in each such case (but without limiting the provisions of Section 5), the Company shall give to the Holder, a notice of such proposed action, which shall specify the date on which a record is to be taken for purposes of such dividend, distribution of offer of rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock. Such notice shall be so given at least ten (10) Business Days prior to the record date for determining holders of the Common Stock for purposes of participating in or voting on such action, or at least ten (10) Business Days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier. Such notice shall specify, in the case of any subscription or repurchase rights, the date on which the holders of Common Stock shall be entitled thereto, or the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon any reorganization, reclassification, consolidation, merger, sale or other action, as the case may be. Such notice shall also state whether the action in question or the record date is subject to the effectiveness of a registration statement under the Act or to a favorable vote of security holders, if either is required, and the adjustment in Warrant Price and/or number of Warrant Shares issuable upon exercise of this Warrant as a result of such reorganization, reclassification, consolidation, merger, sale or other action.

Section 5.    Adjustment of Warrant Price and Warrant Shares.

Section 5.1.   Subdivision or Combination of Stock. In case the Company shall at any time (i) issue a dividend payable in Common Stock or convertible securities or any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or convertible securities or (ii) subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, the Warrant Price in effect immediately prior to such subdivision or combination shall be adjusted to an amount that bears the same relationship to the Warrant Price in effect immediately prior to such action as the total amount of shares of Common Stock outstanding immediately prior to

4

such action bears to the total number of shares of Common Stock outstanding immediately after such action, and the number of shares of Common Stock purchasable upon the exercise of any Warrant shall be that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon the exercise of such Warrant by the Warrant Price in effect immediately prior to such adjustment and dividing the product so obtained by the Warrant Price in effect after such adjustment.

Section 5.2.    Reorganization, Reclassification, Consolidation, Merger or Sale. (a) If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, exercise, merger or sale, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the exercise of this Warrant, the highest amount of shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Warrant Shares for which this Warrant could have been exercised immediately prior to such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets (including cash) thereafter deliverable upon the exercise of this Warrant. The Company will not effect any consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to the Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets (including cash) as, in accordance with the foregoing provisions, the Holder may be entitled to receive.

(b)    Notwithstanding the foregoing:

    (i)    In the event of a merger or consolidation of the Company approved by the Board of Directors of the Company (the “Board”) in which the consideration otherwise receivable in such merger or consolidation by the Holder upon exercise of the Warrant consists solely of securities (“Merger Securities”), the Holder shall be entitled to receive, at such Holder's option, upon exercise hereof, (x) the consideration the Holder would be entitled to receive pursuant to Section 5.2(a) or (y) the Merger Securities issuable per share of Common Stock multiplied by the number of shares of Common Stock the Holder would receive if the Holder exercised this Warrant in full by Net Exercise immediately prior to such merger or consolidation.

       (ii)    In the event of a merger or consolidation of the Company approved by the Board in which the consideration otherwise receivable in such merger or consolidation by

5

the Holder upon exercise of the Warrant consists solely of cash, the Holder shall be entitled to receive at such Holder's option, upon exercise hereof, in lieu of an amounts payable pursuant to Section 5.2(a) hereof, an amount in cash equal to the number of Warrant Shares for which the Warrant is then exerciseable multiplied by the difference between the amount in cash per share of Common Stock payable in such merger or consolidation less the Exercise Payment for such Warrant Shares.

Section 5.3.    Fractional Shares. The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 5.3, be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the Market Price for a share of Common Stock as of the date of exercise.

Section 5.4.    Notice of Adjustment. Upon any adjustment of the Warrant Price, and from time to time upon the request of the Holder the Company shall furnish to the Holder the Warrant Price resulting from such adjustment or otherwise in effect and the number of Warrant Shares then available for purchase under this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 5.5.    Certain Events. If any event occurs as to which, in the good faith judgment of the Board the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the exercise rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board in the good faith, reasonable exercise of its business judgment shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles so as to protect such exercise rights as aforesaid.

SECTION 6.    No Rights as a Stockholder; Notice to Holder. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company.

SECTION 7.    Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with, in the case of a Holder which is not a qualified institutional buyer within the meaning of Rule 144A under the Act, surety) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor.

SECTION 8.    Notices. All notices and other written communications provided for hereunder shall be given in writing and delivered in person or sent by overnight delivery service (with charges prepaid) or by facsimile transmission, if the original of such facsimile transmission is sent by overnight delivery service (with charges prepaid) by the next succeeding Business Day and (i) if to the Holder addressed to it at the address or fax number specified for such Holder in

6

the Warrant Register or at such other address or fax number as the Holder shall have specified to the Company in writing in accordance with this Section 8, and (ii) if to the Company, addressed to it at NYFIX, Inc., 100 Wall Street, 26th Floor, New York, NY 10005 (facsimile: 212-809-1013), Attention: General Counsel, or at such other address or fax number as the Company shall have specified to the Holder in writing in accordance with this Section 8. Notice given in accordance with this Section 8 shall be effective upon the earlier of the date of delivery or the second Business Day at the place of delivery after dispatch.

SECTION 9.   Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

SECTION 10.  Warrant Share Legend. Each certificate representing Warrant Shares, until such Warrant Shares have been distributed pursuant to a registration statement effective under the Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Act (or any similar rule then in force) shall bear the following legend:

THE SHARES REPRESENTED HEREBY ARE ENTITLED TO THE BENEFITS OF A
 CERTAIN REGISTRATION RIGHTS AGREEMENT DATED _________, 2006
 BETWEEN THE ISSUER AND WARBURG PINCUS PRIVATE EQUITY IX, L.P.,
A COPY OF WHICH WILL BE FURNISHED TO THE REGISTERED HOLDER
 HEREOF WITHOUT CHARGE BY THE ISSUER, UPON REQUEST.

SECTION 11.      Captions. The captions of the Sections and subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.

7

IN WITNESS WHEREOF, the undersigned have executed this Warrant as of the __th day of ______, 2006.

NYFIX, INC.

By:
Name:
Title

Attest:________________________
Secretary

8

[To be signed only upon exercise of Warrant]

To NYFIX, INC.:

The undersigned, the holder (the “Holder”) of the within Warrant (the "Warrant"), hereby irrevocably elects to exercise the purchase right represented by the Warrant for, and to purchase thereunder,        shares of Common Stock of NYFIX, Inc., a Delaware corporation (the “Company”), and herewith [makes payment of $       therefor in full payment of the Exercise Payment][tenders securities having a Market Price of $_____ in full payment of the Exercise Payment ] [elects to receive a payment equal to the difference between (i) the Market Price (as defined in the Warrant) multiplied by ________ (the number of Warrant Shares as to which the payment is being elected) and (ii) ___________, which is the aggregate exercise price with respect to such Warrant Shares, in full payment of the Exercise Payment, payable by the Company to the Holder only in shares of Common Stock valued at the Market Price in accordance with the terms of the Warrant] and requests that the certificates for such shares be issued in the name of, and be delivered to            , whose address is                      .

[In the case of a merger or consolidation where Holder elects to receive consideration pursuant to Section 5.2(b):

[Pursuant to Section 5.2(b)(i) of the within Warrant (the “Warrant”), the undersigned, the holder (the “Holder”) of the Warrant, hereby elects to receive, in lieu of exercising the Warrant, the Merger Securities issuable per share of Common Stock pursuant to the [Merger Agreement], multiplied by the number of shares of Common Stock the Holder would receive if the Holder exercised the Warrant in full by Net Exercise immediately prior to such transaction.] or

[Pursuant to Section 5.2(b)(ii) of the within Warrant, the undersigned, the holder of the within Warrant (the “Holder”), hereby elects to receive, in lieu of exercising the within Warrant, an amount in cash equal to the number of Warrant Shares for which the Warrant is exerciseable multiplied by the difference between the amount in cash per share of Common Stock payable pursuant to the [Merger Agreement], less the Exercise Payment for such Warrant Shares.]]

Capitalized terms used by not defined herein shall have the meaning assigned to them in the Warrant.

Dated:

_________________________

                                                _________________________
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

                                                _________________________
                                                           Address

2

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                     the right represented by the within Warrant to purchase          shares of the Common Stock of NYFIX, Inc. to which the within Warrant relates, and appoints                attorney to transfer said right on the books of NYFIX, Inc. with full power of substitution in the premises.

Dated:

_________________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

                                                _________________________
                                                           Address

In the presence of:

_____________________________

3

EXHIBIT G

REGISTRATION RIGHTS AGREEMENT

NYFIX, INC.

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of _________ ____, 2006 (this “Agreement”), among the investors whose names and addresses appear from time to time listed on Schedule I hereto (the “Investors”) and NYFIX, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement (as defined herein).

R E C I T A L S

WHEREAS, the Investors have, pursuant to the terms of the Purchase Agreement, agreed to purchase shares of Series B Voting Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”), of the Company;

WHEREAS, the Company has authorized the issuance of Series C Non-Voting Convertible Preferred Stock, par value $1.00 per share (the “Exchange Preferred Stock”);

WHEREAS, the shares of Convertible Preferred Stock and Exchange Preferred Stock are convertible into shares of Common Stock;

WHEREAS, the Company has agreed to grant the Investors certain registration rights; and

WHEREAS, the Company and the Investors desire to define the registration rights of the Investors on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

SECTION 1.  DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below:

Agreement:  shall mean this Registration Rights Agreement among the Investors and the Company, as the same may be amended or modified from time to time in accordance with its terms;

Commission:  shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

Demanding Holders:  shall have the meaning set forth in Section 2(b)(ii);

Exchange Act:  shall mean the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations promulgated thereunder;

Holder:  shall mean each Investor that holds Registrable Securities, any transferee or assignee thereof to whom an Investor assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 3(f) and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 3(f);

Indemnified Party:  shall have the meaning set forth in Section 2(f)(iii);

Indemnifying Party:  shall have the meaning set forth in Section 2(f)(iii);

Initiating Holder(s):  shall mean the Investors who in the aggregate are the Holders of more than 50% of all the outstanding Registrable Securities held by the Investors;

Other Stockholders:  shall have the meaning set forth in Section 2(a);

Purchase Agreement:  shall mean the Purchase Agreement, dated as of the date hereof, among the Company and the Investors (as defined therein), as the same may be amended or modified from time to time in accordance with its terms;

Person:  shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof;

Register, Registered and Registration:  shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement by the Commission;

Registrable Securities:  shall mean (A) shares of Common Stock issuable upon conversion of the shares of Convertible Preferred Stock or Exchange Preferred Stock, (B) any other shares of Common Stock held or hereafter acquired by the Investors, including any shares of Common Stock issuable upon exchangeable or convertible Securities and (C) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Convertible Preferred Stock, Exchange Preferred Stock or Common Stock referred to in clause (A); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Person in a transaction in which such Person’s rights under this Agreement are not assigned or any Registrable Securities for which registration rights have terminated pursuant to Section 2(j); provided, further, that

“Registrable Securities” shall not at any time include any Securities (i) registered and sold pursuant to the Securities Act or (ii) sold pursuant to Rule 144 under the Securities Act.

Registration Expenses:  shall mean all expenses incurred by the Company in compliance with Sections 2(a), (b) and (c) hereof, including, without limitation, all registration and filing fees, printing expenses, reasonable fees and disbursements of counsel for the Company, reasonable fees and expenses of one counsel for all the Holders (which counsel shall be chosen by the Initiating Holder(s)), reasonable blue sky fees and expenses and the reasonable expense of any special audits incident to or required by any such Registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company);

Registration Period:  shall have the meaning set forth in Section 2(e)(i);

Rule 144:  shall have the meaning set forth in Section 2(h)(i);

Security, Securities:  shall have the meaning set forth in Section 2(1) of the Securities Act;

Securities Act:  shall mean the Securities Act of 1933, as amended (or any successor act), and the rules and regulations promulgated thereunder; and

Selling Expenses:  shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, all stamp duty and transfer taxes, if any, and all fees and disbursements of counsel for each of the Holders other than the reasonable fees and expenses of one counsel for all the Holders.

SECTION 2.  REGISTRATION RIGHTS

(a)  Requested Registration.

(i)  Request for Registration. If the Company shall receive a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities from an Initiating Holder, at any time on or after the first anniversary of the date hereof, the Company will:

(1)  promptly give written notice of the proposed Registration to all other Holders; and

(2)  as soon as practicable, use its reasonable best efforts to effect such Registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) business days after written notice from the Company is given under Section 2(a)(i)(1) above; provided that the Company shall not be obligated to effect, or take any action to effect:

(A)  any such Registration pursuant to this Section 2(a) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(B)  any such Registration pursuant to this Section 2(a), if the Company has effected two (2) such Registrations pursuant to this Section 2(a) and such Registrations have been declared or ordered effective;

(C)  any such Registration pursuant to this Section 2(a) if the Registrable Securities requested by all Holders to be registered pursuant to any such request have an anticipated aggregate public offering price (before deduction of any Selling Expenses) of less than $5,000,000;

(D)  any such Registration pursuant to this Section 2(a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to Securities of the Company (other than a registration of Securities in a Rule 145 transaction under the Securities Act or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; provided, however, that the Company may only delay an offering pursuant to this Section 2(a)(i)(2)(D) for a period of not more than sixty (60) days, if a filing of any other registration statement is not made within that period, and the Company may only exercise this right once in any twelve (12) month period; or

(E)  any such Registration pursuant to this Section 2(a) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its reasonable best efforts to comply with this Section 2 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Holders; provided, however, that the Company shall not exercise such right more than once in any twelve (12) month period.

The registration statement filed pursuant to the request of the Initiating Holder(s) pursuant to Section 2(a)(i) may, subject to the provisions of Section 2(a)(ii) below, include other Securities of the Company which are held by Persons who, by virtue of agreements with the Company, are entitled to include their Securities in any such Registration (“Other Stockholders”). In the event any Holder requests a Registration pursuant to this Section 2(a) in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for the resale by such partners or members, if requested by such Holder.

(ii) Underwriting. If the Initiating Holder(s) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in the underwriting to the extent provided herein. If Other Stockholders request inclusion of their Securities in the underwriting, the Holders shall offer to include the Securities of such Other Stockholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 2. The Holders whose shares are to be included in such Registration and the Company shall (together with all Other Stockholders proposing to distribute their Securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holder(s) and reasonably acceptable to the Company; provided, however, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders materially greater than the obligations of the Holders under Section 2(f)(ii) hereof. Notwithstanding any other provision of this Section 2(a), if the representative of the underwriter advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the Securities held by Other Stockholders shall be excluded from such Registration to the extent so required by such limitation. If, after the exclusion of such Securities held by Other Stockholders, further reductions are still required, the number of Registrable Securities included in the Registration by each Holder shall be reduced on a pro rata basis (based on the number of Registrable Securities held by such Holder), by such minimum number of Registrable Securities as is necessary to comply with such request. No Registrable Securities or any other Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration. If any Other Stockholder who has requested inclusion in such Registration as provided above disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by providing prompt written notice to the Company, the underwriter and the Initiating Holder(s). The Securities so withdrawn shall also be withdrawn from Registration. In addition to the other rights of the Holders contained herein, if the underwriter has not limited the number of Registrable Securities or other Securities to be underwritten, the Company and officers and directors of the Company may include its or their Securities for its or their own account in such Registration if the representative of the underwriter so agrees and if the number of Registrable Securities and other Securities which would otherwise have been included in such Registration and underwriting will not thereby be limited.

(b)  Company Registration.

(i)  Inclusion in Registration. If at any time on or after the first anniversary of the date hereof, the Company shall determine to register any of its equity Securities either for its own account or for the account of any Other Stockholder in any public offering solely for cash, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

(1)  promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such Securities under the applicable blue sky or other state securities laws); and

(2)  include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within fifteen (15) days after mailing of the written notice from the Company described in Section 2(b)(i)(1) above, except as set forth in Section 2(b)(ii) below. Such written request may specify to include in such Registration all or a part of the Holders’ respective Registrable Securities. In the event any Holder requests inclusion in a Registration pursuant to this Section 2(b) in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for the resale by such partners or members, if requested by such Holder. Notwithstanding the foregoing, the Company shall have the right to terminate or withdraw any Registration initiated by it under this Section 2(b) prior to effectiveness of such Registration whether or not any Holder has elected to include Securities in such Registration.

(ii)  Underwriting. If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 2(b)(i)(1). In such event, the right of each of the Holders to Registration pursuant to this Section 2(b) shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such Registration shall (together with the Company and the Other Stockholders distributing their Securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company; provided, however, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders materially greater than the obligations of the Holders under Section 2(f)(ii) hereof. Notwithstanding any other provision of this Section 2(b), if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, the Company shall promptly advise all holders of Securities requesting Registration of such limitation, and the number of such shares of Securities that are entitled to be included in the Registration and underwriting shall be allocated in the following manner: the Securities of the Company held by officers, directors and Other Stockholders of the Company (other than Registrable Securities and other than Securities held by holders who by contractual right demanded such Registration (“Demanding Holders”)) shall be excluded from such Registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the Registration and underwriting by each of the Holders and Demanding Holders shall be reduced, on a pro rata basis (based on the number of shares of Common Stock of the Company beneficially held by such Holder), by such minimum number of shares as is necessary to comply with such limitation. If any of the Holders or any officer, director or Other Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by providing prompt written notice to the Company and the underwriter. Any Registrable Securities or other Securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

(c)  Form S-3.  At any time on or after the first anniversary of the date hereof, the Initiating Holder(s) shall have the right to request three (3) Registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by such holders), provided that the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 2(c):

(i)  unless the Holder or Holders requesting Registration propose to dispose of shares of Registrable Securities having an aggregate price to the public (before deduction of any Selling Expenses) of more than $5,000,000;

(ii)  within one hundred eighty (180) days of the effective date of the most recent Registration pursuant to this Section 2(c) in which Securities held by the requesting Holder could have been included for sale or distribution;

(iii)  in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(iv)  during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to Securities of the Company (other than a Registration of Securities in a Rule 145 transaction under the Securities Act or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; provided, however, that the Company may only delay an offering pursuant to this Section 2(c)(iv) for a period of not more than sixty (60) days, if a filing of any other registration statement is not made within that period, and the Company may only exercise this right once in any twelve (12) month period;

(v)  if the Company shall furnish to the Holder(s) requesting a registration certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its reasonable best efforts to comply with this Section 2(c) shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holder(s); provided, however, that the Company shall not exercise such right more than once in any twelve (12) month period; or

(vi)  if Form S-3 is not then available for such offering by the Holders.

The Company shall give written notice to all Holders of the receipt of a request for Registration pursuant to this Section 2(c) and shall provide a reasonable opportunity for other Holders to participate in the Registration, provided that if the Registration is for an underwritten offering, the terms of Section 2(a)(ii) shall apply to all participants in such offering. Subject to the foregoing, the Company will use its reasonable best efforts to effect promptly the Registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition. In the event any Holder requests a Registration pursuant to this Section 2(c) in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for the resale by such partners or members, if requested by such Holder.

(d)  Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Section 2 shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the Securities so registered pro rata on the basis of the number of their shares so registered other than fees and expenses of counsel, which, to the extent not included in Registration Expenses, shall be borne by the Holder incurring such fees and expenses of counsel (or if incurred by a Holder or Holders on behalf of one or more Holders, pro rata on the basis of the amounts of their shares so Registered). The Company shall not, however, be required to pay for expenses of any Registration begun pursuant to Section 2(a) or 2(c), the request for which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of 66⅔% of Registrable Securities agree to forfeit their right to one requested Registration pursuant to Section 2(a) or Section 2(c), as applicable, in which event such right shall be forfeited by all Holders.

(e)  Registration Procedures. In the case of each Registration effected by the Company pursuant to this Section 2, the Company shall advise the Holders, as applicable, in writing as to the initiation of each Registration and as to the completion thereof. At its expense, the Company will:

(i)  keep such Registration effective for a period of one hundred twenty (120) days or until the Holders (or in the case of a distribution to the partners or members of such Holder, such partners or members), as applicable, have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that, in the case of any Registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred and twenty (120) day period shall be extended until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act in the registration statement; provided, however, that the Company shall not be required to keep any registration statement effective for a period in excess of twenty-four (24) months (such period, the “Registration Period”); provided, further, that at any time, upon written notice to the Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if (1) the Board of Directors of the Company reasonably determines that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto or (2) the Company delivers a notice to the applicable Holders pursuant to Section 2(e)(iv). No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld.

(ii)  permit one legal counsel to the Holders (which counsel shall be chosen by the Holders) to review and comment upon a registration statement filed pursuant to Section 2 and all amendments and supplements thereto at least three (3) days prior to their filing with the Commission, and not file any document in a form to which such legal counsel to the Holders reasonably objects;

(iii)  furnish to each Holder whose Registrable Securities are included in any registration statement, without charge, (a) promptly after the same is prepared and filed with the Commission, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, and if requested by a

Holder, all documents incorporated therein by reference and all exhibits thereto, (b) upon the effectiveness of any registration statement, ten (10) copies of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as such Holder may reasonably request) and (c) such other documents, including copies of any preliminary or final prospectus, as such Holder may reasonably request form time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(iv)  notify each Holder of Registrable Securities covered by such Registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, subject to Section 2(e)(i), promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver ten (10) copies of such supplement or amendment to each Holder (or such other number of copies as such Holder may reasonably request). The Company shall also promptly notify each Holder in writing (a) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered by facsimile on the same day of such effectiveness and by overnight mail), (b) of any request by the Commission for amendments or supplements to a registration statement or related prospectus or related information, and (c) of the Company’s determination that a post-effective amendment to a registration statement would be appropriate;

(v)  prevent the issuance of any stop order or other suspension of effectiveness of a registration statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction. If such an order or suspension is issued, the Company shall procure the withdrawal of such order or suspension at the earliest possible moment and shall notify each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose;

(vi)  cause all Registrable Securities covered by a registration statement to be listed continuously throughout the Registration Period on each securities exchange or market, if any, on which equity Securities issued by the Company are then listed;

(vii)  reasonably cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a registration statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request;

(viii)    appoint a transfer agent and registrar with respect to all such Registrable Securities not later than the effective date of such registration statement;

(ix)  provide each Holder with contact information for the Company’s transfer agent and registrar for all Registrable Securities registered pursuant to a registration statement hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration statement;

(x)  cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities;

(xi)  make generally available to its security holders as soon as possible, but not later than 90 days after the close of the period covered thereby, an earning statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the effective date of the registration statement;

(xii)    otherwise comply in all material respects with all applicable rules and regulations of the Commission in connection with any Registration hereunder;

(xiii)   within two (2) business days after the registration statement which includes the Registrable Securities is ordered effective by the SEC, the Company shall deliver to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such registration statement) confirmation that the registration statement has been declared effective by the Commission;

(xiv)   in connection with any underwritten Registration, furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the underwriters, addressed to the underwriters and (2) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the underwriters, addressed to the underwriters; and

(xv)    take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of Registrable Securities pursuant to a registration statement.

(f)  Indemnification.

(i)  To the fullest extent permitted by law, the Company will indemnify each of the Holders, each of its officers, directors, partners and members, and each Person, if any, who controls each of the Holders within the meaning of the Securities Act or Exchange Act, with respect to each Registration which has been effected pursuant to this Section 2, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement filed with the Commission in connection with such Registration, including any preliminary prospectus or final prospectus contained therein, any amendments or supplements thereto or any issuer free writing prospectus related thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, and will reimburse each of the Holders, each of its officers, directors, partners or members, and each Person, if any, who controls each of the Holders within the meaning of the Securities Act or the Exchange Act, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Holders or underwriter or controlling Person or other aforementioned Person and stated to be specifically for use therein.

(ii)  To the fullest extent permitted by law, each of the Holders will, if Registrable Securities held by it are included in the Securities as to which any Registration pursuant to Section 2 is being effected, indemnify the Company, each of its directors and officers, each Person who controls the Company within the meaning of the Securities Act or the Exchange Act, each Other Stockholder and each of their officers, directors, partners or members, and each Person who controls such Other Stockholder within the meaning of the Securities Act or the Exchange Act against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement filed in connection with such Registration, including any preliminary prospectus or final prospectus contained therein, any amendments or supplements thereto or any issuer free writing prospectus related thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, and will reimburse the Company and such Other Stockholders, and their respective directors, officers, partners, members, Persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is actually made in such registration statement, including any preliminary or final prospectus contained therein, any amendments or supplements thereto or any issuer free writing prospectus related thereto, or such violation by the Company of the Securities Act or Exchange Act or any rule or regulation thereunder applicable to the Company occurs, in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with such Registration (including, without limitation, any information relating to such Holder’s partners or members); provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold in such Registration as contemplated herein.

(iii)  Each party entitled to indemnification under this Section 2(f) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv)  If the indemnification provided for in this Section 2(f) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v)  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(vi)  The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of any Indemnified Party against the Indemnifying Party or others and (ii) any liabilities the Indemnifying Party may be subject to pursuant to law.

(g)  Obligations of the Holders.

(i)  It shall be a condition precedent to the obligation of the Company to effect any Registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any such Registration.

(ii)  In the event that, either immediately prior to or subsequent to the effectiveness of any registration statement, any Holder shall distribute Registrable Securities to its partners or members, such Holder shall so advise the Company and provide such information as shall be necessary to permit an amendment to such registration statement to provide information with respect to such partners or members, as selling security holders. Promptly following receipt of such information, the Company shall file an appropriate amendment to such registration statement reflecting the information so provided. Any incremental expense to the Company resulting from such amendment shall be borne by such Holder.

(iii)  Each Holder by such Holder’s acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration hereunder, unless such Holder has notified the Company in writing of such Holder’s election to exclude all of such Holder’s Registrable Securities from such Registration.

(iv)  Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2(e)(iv) or the commencement of any

Suspension Period pursuant to Section 2(e)(i), such Holder will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2(e)(iv) or the termination of the Suspension Period, and, if so directed by the Company, such Holder shall deliver to the Company (at the expense of the Company), or destroy all copies in such Holder’s possession of, any prospectus covering such Registrable Securities current at the time of receipt of such notice.

(h)  Rule 144 Reporting.

With a view to making available to Holders the benefits of certain rules and regulations of the Commission which may permit the sale of restricted Securities to the public without registration, the Company agrees, subject to Section 2(j), to use reasonable best efforts to:

(i)  make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”), at all times from and after the first anniversary of the date of this Agreement;

(ii)  file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(iii)  so long as a Holder owns any Registrable Securities, furnish to such Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such Securities without registration.

(i)  Additional Registration Rights. The Company shall not, without first obtaining the written consent of the Holders who are Holders of more than 50% of the then outstanding Registrable Securities, grant registration rights on terms more favorable than the registration rights granted pursuant to this Agreement.

(j)  Termination. The registration rights set forth in this Section 2 shall not be available to any Holder, and the obligations of the Company set forth in Section 2(h) shall not pertain to any Holder, if, (i) in the written opinion of counsel to the Company, all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 (without giving effect to the provisions of Rule 144(k)) or (ii) all of the Registrable Securities held by such Holder have been sold in a Registration pursuant to the Securities Act or pursuant to Rule 144.

SECTION 3.  MISCELLANEOUS

(a)  Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(c)  Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(d)  Notices.

(i)  All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(1)  if to the Company, to NYFIX, Inc., 100 Wall Street, 26th Floor, New York, NY 10005, Attention: General Counsel, or at such other address as it may have furnished to the Holders in writing.

(2)  if to the Investors, at the address or facsimile number listed on Schedule I hereto, or at such other address or facsimile number as may have been furnished the Company in writing.

(ii)  Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery, if a business day and delivered during regular business hours, otherwise the first business day thereafter; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(e)  Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, any consents, waivers and modifications which may hereafter be executed may be reproduced by the Holders by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Holders may destroy any original document so reproduced. The parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Holders in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(f)  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. The registration rights set forth in this Agreement may be assigned, in whole or in part, to any transferee of

Registrable Securities (provided such transferee shall agree to be bound by all obligations of this Agreement).

(g)  Entire Agreement; Amendment and Waiver. This Agreement and the Purchase Agreement constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understanding and agreements among such parties with respect to the subject matter hereof. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors holding a majority of the then outstanding Registrable Securities held by Investors.

(h)  Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

(i)  Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

NYFIX, INC.
By:
Name: Title:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.
By:	Warburg Pincus IX LLC, its General Partner
By:	Warburg Pincus Partners LLC, its Managing Member
By:	Warburg Pincus & Co., its Managing Member
By:
Name: Title:

[Registration Rights Agreement Signature Page]

Schedule I

Investors

Investor Name and Address

Warburg Pincus Private Equity IX, L.P.
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 878-9361
Attention: Cary J. Davis and Adarsh Sarma

Copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-9222
Attention: Steven J. Gartner, Esq. and William H. Gump